UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARCHER-DANIELS-MIDLAND COMPANY

4666 Faries Parkway, Decatur, Illinois 62526-5666

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER located at 1001 Brush College Road, Decatur, Illinois, on Thursday, May 2, 2013, commencing at 8:30 A.M., for the following purposes:

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2013;

(3) To consider an advisory vote on the compensation of our named executive officers; and

(4) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

M. I. SMITH, SECRETARY

March 22, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2013: THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.adm.com/proxy

ARCHER-DANIELS-MIDLAND COMPANY

4666 Faries Parkway, Decatur, Illinois 62526-5666

March 22, 2013

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in this mailing. We are first mailing our stockholders this proxy statement and a proxy form (included in this mailing) around March 22, 2013.

Although we have historically held our annual stockholders’ meeting in November, because of the recent change of our fiscal year end from June 30 to December 31, the scheduling of this year’s annual meeting approximately six months after our 2012 annual meeting reflects our transition to a calendar year based financial reporting cycle. As a result, much of the information in this proxy statement, particularly information relating to executive compensation matters, relates to the six-month “transitional” period of July 1, 2012 to December 31, 2012. Throughout this proxy statement , we sometimes refer to such six-month transitional period as “Fiscal Year 2012.5” or “FY2012.5”.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson Inc. to help us solicit proxies. We will pay Georgeson Inc. $24,000 plus reasonable expenses for its services. Our officers may solicit proxies by means other than mail. Our other employees or employees of Georgeson Inc. may also solicit proxies in person or by telephone, mail, or the internet at a cost we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stock stockholders of record at the close of business on March 11, 2013, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on March 11, 2013, we had 658,791,626 outstanding shares of common stock, each share being entitled to one vote on each of the twelve director nominees and on each of the other matters to be voted on at the meeting. Our stockholders are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Shareholder Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by April 18, 2013, an admission ticket will be mailed to you. Entities, such as a corporation or limited liability company, that are stockholders may send one representative to the annual meeting and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 7:30 A.M. on the day of the meeting. Stockholders who do not pre-register will only be admitted to the meeting upon verification of stock ownership.

The use of cameras, video or audio recorders or other recording devices in the James R. Randall Research Center is prohibited. The display of posters, signs, banners or any other type of signage by any stockholder in the James R. Randall Research Center is prohibited.

Any request to deviate from the admittance guidelines described above must be in writing, addressed to our office at Archer-Daniels-Midland Company, Secretary, 4666 Faries Parkway, Decatur, Illinois 62526-5666 and received by us by April 18, 2013. We will also have personnel in the lobby of the James R. Randall Research Center beginning at 7:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1)	delivering written notice of revocation to our Secretary;

(2)	delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws, directors are elected by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (“SEC”), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount		Percent of Class
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	56,596,782	(1)	8.59

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	33,286,944	(2)	5.05

(1)	Based on a Schedule 13G filed with the SEC on February 17, 2013, State Farm Mutual Automobile Insurance Company and related entities have shared voting and dispositive power with respect to 302,040 shares and sole voting and dispositive power with respect to 56,294,742 shares.
(2)	Based on a Schedule 13G/A filed with the SEC on February 22, 2013, The Vanguard Group has sole voting power with respect to 1,122,981 shares, sole dispositive power with respect to 32,170,018 shares, and shared dispositive power with respect to 1,116,926 shares.

Proposal No. 1 — Election of Directors

Our board of directors has fixed the size of the board at twelve. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

All of the nominees proposed for election to the board of directors are presently members of the board and have previously been elected by our stockholders.

If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, the persons named in the proxy may vote for a substitute who will be designated by the board of directors. Alternatively, the board of directors could reduce the size of the board. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The table below lists the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly-owned companies, directorships of other publicly-owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of March 11, 2013, directly or indirectly. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

Name, Age, Principal Occupation or Position, Directorships of Other Publicly-Owned Companies	Year First Elected as Director	Common Stock Owned		Percent of Class
Alan L. Boeckmann, 64 Non-Executive Chairman of Fluor Corporation (an engineering and construction firm) from February, 2011 – February, 2012; Chairman and Chief Executive Officer of Fluor Corporation from February, 2002 – February, 2011; Director of Sempra Energy; Director of BHP Billiton and Burlington Northern Santa Fe within the past five years.	2012	8,068	(1)	*
George W. Buckley, 66 Chairman of Arle Capital Partners Limited (a private equity partnership) since February, 2012; Chairman of Expro International (an international oil field services company) since June, 2012; Chairman of 3M Company (a diversified technology company) from February, 2012 – June, 2012; Chairman, President and Chief Executive Officer of 3M Company from December, 2005 – February, 2012; Director of Hitachi, Ltd., PepsiCo. and Stanley Black & Decker, Inc.	2008	33,197	(1)	*
Mollie Hale Carter, 50 Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation); Director of Westar Energy, Inc.	1996	12,101,779	(2)	1.84
Terrell K. Crews, 57 Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of Monsanto Company (an agricultural company) from September, 2007 – November, 2009; Executive Vice President and Chief Financial Officer of Monsanto Company from 2000 – 2007; Director of Rock-Tenn Company and Hormel Foods Corporation; Director of Smurfit-Stone Container Corporation within the past five years.	2011	8,212	(3)	*
Pierre Dufour, 57 Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health and the environment) since November, 2007; Executive Vice President of Air Liquide Group since 2002; Director of Air Liquide S.A.	2010	17,347	(4)	*
Donald E. Felsinger, 65 Executive Chairman of Sempra Energy (an energy services company) from June, 2011 – December, 2012; Chairman and Chief Executive Officer of Sempra Energy from February, 2006 – June, 2011; President and Chief Operating Officer of Sempra Energy beginning in January, 2005; Director of Northrup Grumman Corporation.	2009	30,136	(1)	*
Antonio Maciel Neto, 55 Chief Executive Officer of CAOA Group (a Brazilian vehicle distributor and manufacturer) since March, 2013; Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) from June, 2006 – January, 2013; President of Ford South America from October, 2003 – April, 2006; President of Ford Brazil from July, 1999 – October, 2003; Director of Marfrig Alimentos S.A.	2006	27,660	(1)	*

Name, Age, Principal Occupation or Position, Directorships of Other Publicly-Owned Companies	Year First Elected as Director	Common Stock Owned		Percent of Class
Patrick J. Moore, 58 President and Chief Executive Officer of PJM Advisors, LLC (an investment and advisory firm) since June, 2011; Chief Executive Officer of Smurfit-Stone Container Corporation from June, 2010 – May, 2011; Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation from 2002 – June, 2010; Director of ITT Exelis and Ralcorp Holdings, Inc.; Director of Smurfit-Stone Container Corporation within the past five years(5).	2003	45,733	(1)	*
Thomas F. O’Neill, 66 Chairman of the holding company of First Allied (a broker dealer) and Chairman of Ranieri Partners Financial Services Group (a company which acquires and manages financial services companies) since November, 2010; Principal, Sandler O’Neill & Partners, L.P. from 1988 – November, 2010; Director of The Nasdaq OMX Group, Inc. and Misonix, Inc.	2004	33,602	(1)	*
Daniel Shih, 61 Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited (a developer and manufacturer of footwear) since May, 2008; Chairman of PepsiCo (China) Investment Ltd. and President, PepsiCo Beverages, China from October, 2006 – April, 2008.	2012	763	(1)	*
Kelvin R. Westbrook, 57 President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since October, 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(6) from approximately September, 2006 – October, 2007; President and Chief Executive Officer of Millennium Digital Media, L.L.C. from May 1997 – October, 2006; Director of Stifel Financial Corp. and Trust Manager of Camden Property Trust; Director of Angelica Corporation within the past five years.	2003	47,058	(1)	*
Patricia A. Woertz, 60 Chairman since February 2007; President and Chief Executive Officer since May 2006; previously Executive Vice President of Chevron Corporation (a diversified energy company); Director of The Procter & Gamble Company.	2006	2,243,796	(7)	*

*	Less than 1% of outstanding shares
(1)	Includes only stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.
(2)	Includes 3,065,707 shares held in a family foundation or owned by or in trust for members of Ms. Carter’s family, 8,918,000 shares held in a limited partnership and 118,072 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(3)	Includes 760 shares owned individually and 7,452 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(4)	Includes 5,700 shares owned individually and 11,647 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(5)	Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.
(6)	Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January, 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.
(7)	Includes 915,261 shares owned individually or in trust, 1,327,875 shares that are unissued but are subject to stock options exercisable within 60 days and 660 shares allocated under our 401(k) and Employee Stock Ownership Plan.

The Board of Directors recommends a vote FOR the election of the twelve nominees named above as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Director Experiences, Qualifications, Attributes and Skills, and Board Diversity

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. In addition, the Nominating/Corporate Governance Committee considers personal characteristics of nominees and current board members, including race, gender and geographic origin, in an effort to obtain a diversity of perspectives on the board.

The specific experience, qualifications, attributes and skills that qualify each of our directors to serve on our board are listed below:

Alan L. Boeckmann

Prior to retiring in February, 2012, Mr. Boeckmann served in a variety of engineering and executive management positions during his 35-plus year career with Fluor Corporation, including non-executive Chairman of the Board from 2011-2012, Chairman of the Board and Chief Executive Officer from 2002-2011, and President and Chief Operating Officer from 2001-2002. His tenure with Fluor Corporation included responsibility for global operations and multiple international assignments. Mr. Boeckmann currently serves as a director of Sempra Energy. He has previously served on the boards of BHP Billiton and Burlington-Northern Santa Fe. Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics. His extensive board and executive management experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable addition to our board of directors.

George W. Buckley

Dr. Buckley is Chairman of Arle Capital Partners Limited, a private equity partnership with a portfolio of energy, industrial and service-sector businesses. Dr. Buckley is also currently Chairman of Expro International, an international oil field services company. Previously, Dr. Buckley served as Chairman of 3M Company from February 2012 to June 2012 and as Chairman, President and Chief Executive Officer of 3M Company from December 2005 to February 2012. He previously held executive positions at Brunswick Corp., Emerson Electric Co. and British Railways. Dr. Buckley’s Bachelor of Science degree in Electrical and Electronic Engineering and his Doctoral degree in Engineering in joint study at Huddersfield and Southampton Universities, his service as Chairman of the Board, President and Chief Executive Officer of 3M Company, his leadership roles at the Brunswick Corporation, Emerson Electric Co. and British Railways, his skills in business and financial matters and his experience as a director of the public companies listed above, qualify him to serve as a director of the company.

Mollie Hale Carter

Ms. Carter has twenty-five years of business experience in the agricultural sector, including consulting, finance and operations. Ms. Carter also has served since 1995 as the Chairman and/or Chief Executive Officer of a regional financial institution based in Salina, Kansas. Ms. Carter’s qualifications to serve as a director of the company include her substantial leadership experience as a chief executive officer, her financial expertise, her service as a director of Westar Energy, Inc., her previous service as a director of Premium Standard Farms, Inc., and her significant experience in the agricultural sector.

Terrell K. Crews

Mr. Crews retired from Monsanto Company in November 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from September 2007 to November 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to our board of directors extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business and international operations.

Pierre Dufour

Mr. Dufour is Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in November 2007. Since January 2010, he has supervised Air Liquide’s operations in the Americas, Africa-Middle East and Asia-Pacific zones, while also overseeing, globally, Air Liquide’s industrial World Business Lines, Engineering and Construction. Mr. Dufour was elected to the board of Air Liquide S.A. in May, 2012. Mr. Dufour’s qualifications to serve as a director of our company include his substantial leadership, engineering, operations management and international business experience.

Donald E. Felsinger

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. Mr. Felsinger retired as Executive Chairman of Sempra Energy on December 1, 2012. His leadership roles at Sempra Energy and other energy companies have allowed him to provide our board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs. Mr. Felsinger possesses in-depth knowledge of executive compensation and benefits practices and serves as a member of the Compensation/Succession Committee.

Antonio Maciel Neto

Mr. Maciel was named Chief Executive Officer of CAOA Group, a large Brazilian vehicle distributor and manufacturer, in March 2013. Mr. Maciel served as Chief Executive Officer of Suzano Papel e Celulose S/A, one of Latin America’s largest vertically integrated producers of paper and eucalyptus pulp, from June 2006 to January 2013. From 1999 to May 2006, Mr. Maciel held various executive positions with Ford Motor Company, including Chief Executive Officer of Ford South America Operations. Mr. Maciel’s qualifications to serve on our board of directors include his substantial leadership, international business, environmental and sustainability, engineering, product development and innovations and operations management experience.

Patrick J. Moore

Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking and administrative positions. Mr. Moore brings to our board of directors his substantial experience in leadership, banking and finance, strategy development, sustainability and operations management.

Thomas F. O’Neill

Mr. O’Neill has worked on Wall Street since 1972 and, as a founding principal of a nationally-recognized investment bank, he has broad experience in the areas of finance, mergers and acquisitions and business development. Mr. O’Neill specializes in working with financial institutions and his substantial experience in the finance community contributes to his role as a member of the Audit Committee.

Daniel Shih

Mr. Shih has served as Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange, since May, 2008. He previously held executive positions with PepsiCo (China) Investment Ltd. and Motorola (China) Electronic Ltd. Mr. Shih’s qualifications to serve as a director of the company include his extensive business experience in Asia and his expertise in business strategy, leadership development, joint ventures and mergers and acquisitions.

Kelvin R. Westbrook

Mr. Westbrook brings legal, media and marketing expertise to the board of directors. He is a former partner of a national law firm, was the President, Chief Executive Officer and co-founder of two large cable television and broadband companies and was or is a member of the board of numerous high-profile companies, including the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook currently serves on the boards of two other public companies and a multi-billion dollar not-for-profit healthcare services company.

Patricia A. Woertz

Prior to joining the company, Ms. Woertz held positions of increasing importance at Chevron Corporation and its predecessor companies. Having started her career as a certified public accountant with Ernst & Ernst, and with a broad range of executive roles at Chevron Corporation and its predecessor companies, Ms. Woertz brings to the board of directors of our company a significant amount of leadership, strategy development, risk management, mergers and acquisitions, international business, marketing, finance and technology experience.

Board Leadership Structure

Our company’s board of directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the board believes it is in the best interests of our company to make this determination based on the position and direction of our company and the constitution of the board and management team. The board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The board has determined that having our company’s Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information and resources necessary to facilitate board function. Therefore, the board believes that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The non-management directors elect a Lead Director at the board’s annual meeting. Ms. Carter is currently serving as Lead Director. The board believes that naming an independent Lead Director more accurately reflects the accountability and responsibilities that accompany a non-executive position and does not believe that our stockholders would benefit at this time by having the roles of Chief Executive Officer and Chairman of the Board filled by different individuals. Our Lead Director provides the board with independent leadership and facilitates the independence of the board from management. The duties and responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines as follows: (i) organize, convene and preside over executive sessions of the non-management and independent directors and promptly communicate the messages and directives approved by such directors at each such meeting to the Chairman and Chief Executive Officer; (ii) preside at all meetings of the board at which the Chairman of the Board is not present; (iii) consult with the Chairman and Chief Executive Officer in establishing meeting schedules and agendas, and in determining the information to be forwarded to the directors both in conjunction with such meetings and otherwise; (iv) facilitate communication among the directors and between the board and the Chairman and Chief Executive Officer; (v) serve as an advisor to the board committees, chairmen of the board committees and other directors; and (vi) such other duties and responsibilities as assigned from time-to-time by the non-management directors consistent with the Lead Director’s role.

In addition to appointing a Lead Director, our non-management directors facilitate the board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the board’s delegation of authority parameters also serve to foster effective board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s board of directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk and the steps management is taking to manage our company’s risks. While the board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to our board of directors regarding significant matters identified with respect to the foregoing. The Nominating/Corporate Governance Committee has the authority to assign oversight of risk areas to specific committees as the need arises.

Management has established an Integrated Risk Management Committee consisting of personnel representing multiple functional and regional areas within our company, with broad oversight of the risk management process. Such committee’s responsibilities and objectives include:

•	ensuring implementation and maintenance of a process to identify, evaluate and prioritize risks to achievement of our company’s objectives;

•	ensuring congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives;

•	supporting the integration of risk assessment and controls into mainstream business processes and decision-making;

•	clearly identifying roles and responsibilities across our company in regard to risk assessment and control functions;

•	promoting consistency and standardization in risk identification and controls across our company;

•	ensuring sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets;

•	regularly evaluating the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators; and

•	reporting regularly to senior management and our board regarding the above-described processes and the most significant risks to our company’s objectives.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based on our review of Forms 3, 4 and 5 we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the six-month transition period ended December 31, 2012, our directors and executive officers complied with all Section 16(a) filing requirements.

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with our company. The stock ownership guidelines applicable to the named executive officers (as defined herein) are set forth below.

Executive	Ownership Guideline as a Multiple of Salary
P. A. Woertz	5x
J. R. Luciano	3x
R. G. Young	3x
D. J. Smith(1)	—
M. J. Jansen	1.5x

(1)	Mr. Smith retired as an executive officer and employee of our company effective December 31, 2012.

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 11, 2013, directly or indirectly, by each of the individuals named in the Summary Compensation Table herein.

Name	Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Class
P. A. Woertz	2,243,796	1,327,875	*
J. R. Luciano	357,917	38,802	*
R. G. Young	142,329	16,075	*
D. J. Smith(2)	670,852	318,506	*
M. J. Jansen.	198,480	70,417	*

*	Less than 1% of outstanding shares
(1)	Includes shares allocated to the accounts of the named individuals under our 401(k) and Employee Stock Ownership Plan and, pursuant to SEC rules, stock options exercisable within 60 days.
(2)	Mr. Smith’s information is reported as of December 31, 2012.

Common stock beneficially owned as of March 11, 2013 by all directors, director nominees and executive officers as a group, numbering 33 persons including those listed above, except for Mr. Smith, is 16,983,939 shares representing 2.58% of the outstanding shares, of which 363,388 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 2,230,612 shares are unissued but are subject to stock options exercisable within 60 days and no shares are subject to pledge.

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

(1) the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

(2) the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

(3) the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

(4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

(5) the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

(1) is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

(2) is not employed by one of our professional services providers;

(3) does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director;

(4) does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

(5) is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

(6) is not personally receiving compensation from us in any capacity other than as a director; and

(7) does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

The board of directors has reviewed business and charitable relationships between us and each non-employee director and director nominee to determine compliance with the NYSE and bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that eleven of its twelve current members, Dr. Buckley, Messrs. Boeckmann, Crews, Dufour, Felsinger, Maciel, Moore, O’Neill, Shih and Westbrook, and Ms. Carter, are independent. Ms. Woertz is not independent under the NYSE or bylaw standards because of her employment with us.

In determining that Mr. Boeckmann is independent, the board considered that, in the ordinary course of business, Sempra Energy, of which Mr. Boeckmann is a director, sold utility services to our company, on an arms-length basis during the six-month period ended December 31, 2012. The board determined that Mr. Boeckmann does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Boeckmann’s independence.

In determining that Dr. Buckley is independent, the board considered that, during the six-month period ended December 31, 2012, Stanley Black & Decker, of which Dr. Buckley is a director, sold certain repair and maintenance supplies to our company, that Hitachi Ltd., of which Dr. Buckley is a director, sold certain parts and equipment to our company, and that Pepsico, of which Dr. Buckley is a director, purchased certain commodity products from, and sold certain soft drink products to, our company. All such transactions were in the ordinary course of business and on an arms-length basis. The board determined that Dr. Buckley does not have a direct or indirect material interest in such transactions and that such transactions do not impair Dr. Buckley’s independence.

In determining that Ms. Carter is independent, the board considered that, during a portion of the six-month period ended December 31, 2012, Ms. Carter’s brother was employed by our company in a non-executive officer capacity as a compliance auditor at total annual compensation less than $120,000. The board determined that Ms. Carter does not have a direct or indirect material interest in such employment relationship and that such employment relationship does not otherwise impair Ms. Carter’s independence. Also in determining that Ms. Carter is independent, the board considered that, during the six-month period ended December 31, 2012, the company purchased utility services from Westar Energy Inc. in the ordinary course of business and on an arms-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that Ms. Carter does not have a direct or indirect material interest in such utility transactions, and that such utility transactions do not otherwise impair Ms. Carter’s independence.

In determining that Mr. Crews is independent, the board considered that, in the ordinary course of business, Rock-Tenn Company, of which Mr. Crews is a director, purchased certain commodity products from our company and sold certain supplies to our company and that Hormel Foods Corporation, of which Mr. Crews is a director, purchased certain commodity products from our company, all on an arms-length basis during the six-month period ended December 31, 2012. The board determined that Mr. Crews does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Crews’ independence.

In determining that Mr. Dufour is independent, the board considered that, in the ordinary course of business, Air Liquide Group, of which Mr. Dufour is Senior Executive Vice President and a director, sold certain supplies and commodity products to our company on an arms-length basis during the six-month period ended December 31, 2012. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Air Liquide Group’s consolidated gross revenues, that Mr. Dufour does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Dufour’s independence.

In determining that Mr. Felsinger is independent, the board considered that, in the ordinary course of business, Sempra Energy, of which Mr. Felsinger was Executive Chairman for a portion of the six-month period ended December 31, 2012, sold utility service to our company, on an arms-length basis during such period. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Sempra Energy’s consolidated gross revenues, that Mr. Felsinger does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Felsinger’s independence.

In determining that Mr. Moore is independent, the board considered that, in the ordinary course of business, Ralcorp Holdings, Inc., of which Mr. Moore is a director, purchased certain commodity products from our company, on an arms-length basis during the six-month period ended December 31, 2012. The board determined that Mr. Moore does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Moore’s independence.

In determining that Mr. Westbrook is independent, the board considered that, in the ordinary course of business, Stifel Financial Corp., of which Mr. Westbrook is a director, provided certain brokerage services to our company and that BJC Healthcare, of which Mr. Westbrook is a director, provided certain medical services to our company, all on an arms-length basis during the six-month period ended December 31, 2012. The board determined that Mr. Westbrook does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Westbrook’s independence.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set-out the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our internet site, www.adm.com, and are available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The Lead Director, or in his or her absence, the chairman of the Nominating/Corporate Governance Committee, presides at such meetings. The non-management directors met in executive session twice during Fiscal Year 2012.5.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the six-month period ended December 31, 2012, our board of directors held five meetings. All incumbent directors, other than Dr. Buckley and Mr. O’Neill, attended 75% or more of the combined total meetings of the board and the committees on which they served during such period. Dr. Buckley and Mr. O’Neill were unable to attend 75% of such meetings due to travel and communications difficulties caused by Hurricane Sandy and due to the low number of meetings held during the six-month period ended December 31, 2012 as compared to the number of meetings held during a full fiscal year. With respect to the 2012 calendar year, each of Dr. Buckley and Mr. O’Neill attended 75% or more of the combined total meetings of the board and the committees on which they served. We expect all director nominees to attend the annual stockholders’ meeting. All director nominees standing for election at our last annual stockholders’ meeting held on November 1, 2012, other than Dr. Buckley and Mr. O’Neill, attended that meeting.

Information Concerning Committees and Meetings

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our internet site, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. Crews, Chairman, Mr. Dufour, Mr. O’Neill, Mr. Maciel and Mr. Moore. The Audit Committee met five times during the six-month period ended December 31, 2012. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee. The Audit Committee reviews:

(1) the overall plan of the annual independent audit;

(2) financial statements;

(3) the scope of audit procedures;

(4) the performance of our independent auditors and internal auditors;

(5) the auditors’ evaluation of internal controls;

(6) matters of legal and regulatory compliance;

(7) the performance of our company’s compliance function; and

(8) certain relationships and related transactions.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook, Chairman, Mr. Boeckmann, Dr. Buckley, Ms. Carter, and Mr. Felsinger. The Compensation/Succession Committee met four times during the six-month period ended December 31, 2012. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Compensation/Succession Committee:

(1) establishes and administers a compensation policy for senior management;

(2) reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

(3) approves all compensation elements with respect to our executive officers and all employees with a base salary of $500,000 or more;

(4) reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(5) establishes and reviews a compensation policy for non-employee directors;

(6) reviews and monitors our succession plans;

(7) approves awards to employees pursuant to our incentive compensation plans; and

(8) approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the Compensation/Succession Committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specify the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis”.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Maciel, Chairman, and Mr. Boeckmann, Mr. Felsinger Mr. Shih, and Mr. Westbrook. The Nominating/Corporate Governance Committee met twice during the six-month period ended December 31, 2012. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Nominating/Corporate Governance Committee:

(1) identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

(2) recommends individuals to the board for nomination as members of the board and board committees;

(3) develops and recommends to the board a set of corporate governance principles applicable to the company; and

(4) leads the evaluation of the directors, the board and board committees.

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder provided the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

Executive Committee

The Executive Committee consists of Ms. Woertz, Chairman, Ms. Carter, Lead Director, and Mr. Moore. The Executive Committee met twice during the six-month period ended December 31, 2012. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our internet site, www.adm.com, and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be promptly disclosed on our internet site.

Compensation Discussion and Analysis

Introduction and Executive Summary

This Compensation Discussion and Analysis explains the process the Compensation/Succession Committee uses to determine compensation and benefits for our named executive officers (“NEOs”) and provides a detailed description of those programs.

In 2012, we made the decision to transition to a calendar fiscal year. As part of this transition, we implemented a six-month financial and compensation period from July 1, 2012 through December 31, 2012, hereinafter referred to as “FY2012.5”. As such, FY2012.5 reflects a partial year when considering our company performance and NEO pay.

This discussion focuses on the compensation provided to our NEOs during FY2012.5, who were:

Name	Title
P.A. Woertz	Chairman, Chief Executive Officer and President (“CEO”)

J.R. Luciano	Executive Vice President and Chief Operating Officer (“COO”)

R.G. Young	Senior Vice President and Chief Financial Officer (“CFO”)

D.J. Smith	Executive Vice President (retired on December 31, 2012)

M.J. Jansen	Senior Vice President and President — Global Oilseeds

How Pay is Tied to Company Performance

Our business objectives are the foundation for our compensation programs. We believe, and our compensation programs support, that as an employee’s level in the organization or level of responsibility increases, so should the proportion of performance-based compensation. As such, our executive compensation programs closely tie pay to performance and will only deliver competitive levels of compensation if we achieve our goals and enhance shareholder value.

FY2012.5 Financial and Operating Performance

In FY2012.5, the Company delivered solid results in a challenging business environment. Our team managed well despite challenges from the U.S. drought and from persistent, negative margins in the ethanol industry. Our results in Oilseeds and Agricultural Services demonstrate the ability of our people to manage our global asset network, to prepare for and manage in a range of market conditions. We continue to focus on better aligning our portfolio of businesses and enhancing our efficiencies. Our specific performance highlights included:

•	Adjusted EBITDA of $1.675 billion;

•	Strong focus on returns, which resulted in $150M run rate savings from global workforce restructuring and unlocking $1 billion in working cash;

•	Increased profits in Oilseeds Processing and Agricultural Services; and

•	Reduction in net debt balances to their lowest levels since June 2010.

How Business Performance Determines Executive Compensation

The following charts illustrate the directional relationship between Company performance, based on three key metrics, and the compensation of our Chairman, Chief Executive Officer and President in FY2011, FY2012 and FY2012.5. These key metrics, Adjusted EBITDA, Adjusted ROIC and total shareholder return (“TSR”), were chosen because they correlate with and are reflective of long-term stockholder value.

1 — Pay is defined as base salary paid in the year and annual and long-term incentives earned in the year (but granted the following year). All figures for FY2012.5 represent a six-month period.

FY2012.5 NEO Earned Incentive Compensation

In FY2012.5, we achieved financial performance of $1.675 billion of Adjusted EBITDA and Adjusted ROIC that was 90 basis points above our weighted average cost of capital. This performance, under our new, simpler incentive award formula led to a cash bonus award of 75.0% of target for the NEOs. The Compensation/Succession Committee subsequently can make adjustments to this award within a range of -20% to +20% based on its assessment of individual and group performance (the “individual multiplier”). For FY2012.5 performance, the Compensation/Succession Committee elected to award the CEO, COO and CFO the same individual multiplier in recognition of their collective efforts as an executive management team and their contribution to our success. The Compensation/Succession Committee incorporated its and the full Board’s assessment of our CEO’s performance and our full company performance when approving Ms. Woertz’s individual multiplier. Mr. Jansen’s individual multiplier reflects his contributions to the performance of his business unit. Mr. Smith received an individual multiplier of 1.0 due to his retirement in FY2012.5.

The individual multipliers for our NEOs for FY2012.5 are as follows:

•	P.A. Woertz — 1.15

•	J.R. Luciano — 1.15

•	R.G. Young — 1.15

•	D.J. Smith — 1.0

•	M.J. Jansen — 1.2

The Compensation/Succession Committee granted long-term incentive (“LTI”) awards for FY2012.5 at a base level, reflecting its assessment of our relative performance for the three-year period ended December 31, 2012. The Committee considers multiple performance factors, including an assessment of our three-year TSR compared to the S&P 100 Industrials, as well as other comparators. These awards were granted in early 2013 and will appear in our next year’s Summary Compensation Table. Because FY2012.5 was a partial year, these LTI awards were pro-rated to half of the full-year award value. The LTI awards granted in August 2012, which were based on three full fiscal years of performance ended June 30, 2012, are shown in this year’s Summary Compensation Table.

Our change in fiscal year creates some fluctuations in comparing performance and pay levels across years. In our discussions of pay levels for FY2012.5, we have, as in prior fiscal years, identified the actual pay for the period as pay earned in the period, which was pro-rated for the six-month performance period.

In future years’ disclosures, as full fiscal year data are also reported and compared to this partial year, we will explain the volatility that is related to this timing shift, separate from the discussion of volatility that is inherent in our pay program due to its strong alignment with our financial performance. In the table below, we illustrate the fluctuations in reported compensation levels that we expect related to our change in fiscal year end. Because future pay decisions have not yet been made, the illustration uses award levels shown as a percent of annualized target values for a hypothetical individual and not a specific NEO.

CEO Realizable Pay

To further illustrate the alignment of our compensation program with business performance, with an emphasis on stockholder value creation, we considered the relationship between pay opportunity and realizable pay. While most of the required compensation disclosures represent the awards that may be earned, realizable pay considers actual earnings based on performance. For this purpose, realizable pay means the sum of salary, actual cash bonus paid for each fiscal year, the current “in the money” value of stock options granted in the year and the current market value of restricted stock granted in the year. For each year below, the equity awards granted in each fiscal year are presented at their current realizable value, which is based on the December 31, 2012 closing price.

The following graph shows the realizable pay of Ms. Woertz, our CEO, for each of the fiscal years ended June 30, 2009, 2010, 2011, 2012 and for the six-month period ended December 31, 2012, and the correlation with the indexed TSR of our common stock on these dates. As the chart indicates:

•	Ms. Woertz’s awarded total direct compensation has declined during the past three years, based on our company performance, including our TSR with respect to relevant comparisons.

•

Ms. Woertz’s realizable pay is only a portion of the granted award value. Because the largest portion of her compensation opportunity is provided in the form of equity, of which 50% has been in the form of stock options that have zero value if share price does not increase, Ms. Woertz’s compensation has been directly aligned with the interests of our stockholders and stockholder value.

CEO Realizable Pay Is Aligned With Stock Price

Results of 2012 Advisory Vote to Approve Executive Compensation

At the 2012 Annual Meeting of Stockholders, we held our second advisory vote on executive compensation. Approximately 90% of the votes cast were in favor of this advisory proposal. The Compensation/Succession Committee considered this favorable outcome, and the favorable outcome of the prior, inaugural vote, and believed it conveyed our stockholders’ support of the Compensation/Succession Committee’s decisions and the existing executive compensation programs. As a result, the changes the Compensation/Succession Committee made to the structure of our compensation programs were focused on further enhancing transparency and stockholder value. At the 2013 Annual Meeting of Stockholders, we will again hold an annual advisory vote to approve executive compensation. The Compensation/ Succession Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Program Design

The objectives of our executive compensation program are to:

•	Attract and retain a strong executive team and motivate them to develop leadership and successors;

•	Align the interests of the NEOs with those of our stockholders;

•	Encourage a culture of pay-for-performance by requiring sufficient financial performance before awards may be earned and directly tying awards to quantifiable performance;

•	Encourage and reward current business results through cash salaries and performance-based annual cash incentives;

•	Reward sustained performance by granting equity and maintaining ownership guidelines; and

•	In total, provide competitive total compensation opportunities.

Our executive compensation program is built on a structure that balances short and long term performance:

•	Salaries generally target the median of companies of similar scope, complexity and business environment;

•	Our annual cash incentive program is based on two key measures of financial performance; and

•

The size of our long-term incentive program awards is based on our ability to drive stockholder value over a three-year period. The awards have generally been granted using a mix of stock options and restricted stock to continue the alignment of the interests of our NEOs and stockholders. Beginning with awards granted in 2013, we have added performance stock units to this mix.

We pay an annual cash incentive only if our company’s overall performance warrants. Our annual cash incentive program emphasizes company-wide performance objectives to encourage the executives to focus on overall company success and leadership to generate the most value across the entire company. Our assessment of company performance is directly tied to stockholder expectations by ensuring the delivery of threshold levels of Adjusted EBITDA and Adjusted ROIC before awards may be earned (see Annex A — “Definition and Reconciliation of Non-GAAP Measures”). Individual performance and the Compensation/Succession Committee’s informed judgment are incorporated to ensure actual awards appropriately reflect our operating environment and individual executive contributions.

Our LTI program is designed to reward sustained performance based on a review of three years of performance. The Compensation/Succession Committee conducts a thorough assessment of multi-year performance incorporating perspective on company and market factors, including relative and absolute stockholder return and strategic, operating, and financial milestones, when determining the portion of an executive’s target award that should be granted, but focuses largely on our TSR performance compared to the S&P 100 Industrials. The Compensation/Succession Committee, based on its assessment of the prior three years of performance, awarded LTI awards in August 2012 at the base award level upon completion of fiscal year 2012. These awards were granted in FY2012.5 and, as required by the SEC, appear in the FY2012.5 Summary Compensation Table. Pro-rated LTI awards were also granted for FY2012.5 to reflect one-half year of service and relative TSR performance from January 1, 2010 — December 31, 2012. The Committee elected to award these grants at the base level to maintain alignment with stockholders and help to retain our executive talent.

However, these awards are below the targeted competitive compensation due to our below-median TSR. These adjusted FY2012.5 awards will appear in next year’s proxy statement as grants made in 2013 even though they are reflective of prior performance.

Executive Compensation Best Practices

We annually review all elements of NEO pay and, where appropriate for our business objectives and our stockholders, may make changes to incorporate and maintain current best practices.

On-going Best Practices:

•	A clawback policy covering all cash and equity incentives of NEOs and certain other senior executives;

•	A clawback provision in agreements for long-term incentives that provides for the forfeiture or recovery of prior awards for a broad range of reasons for all employees;

•	A Compensation/Succession Committee comprised solely of independent directors;

•	A regular review of stockholder advisory groups’ guidelines and policies, including regular dialogue with these groups, to ensure executive pay programs appropriately consider stockholder interests;

•	A regular, independent review of our compensation programs by an outside consultant to assess risk;

•	A consistent, company-wide rewards strategy that utilizes the same company-wide performance metrics for all employees;

•	Stock ownership guidelines for NEOs and additional senior leaders;

•	An active, detailed role for the Compensation/Succession Committee in determining equity award grant structure and value;

•	An independent compensation consultant retained by, and which reports to, the Compensation/Succession Committee and has no other business with the company;

•	Regular briefings from the compensation consultant regarding key trends;

•	Annual reviews of our comparator groups;

•	An annual review of CEO performance;

•	An annual review of NEO performance;

•	No individual employment agreements for NEOs, with the exception of our CEO;

•	Non-compete provisions for retirees to be eligible to receive future equity award vesting;

•	No change-in-control tax gross-ups, with the exception of that provided in the original employment agreement with our CEO;

•	No dividends paid on unvested performance-based awards;

•

Limited perquisites—no clubs, financial planning or tax reimbursement for perquisites, except for relocation expenses as applies to all employees. In FY2012, we eliminated most of our perquisites, with the exception of an executive physical, automobile benefit and limited personal use of company aircraft as approved by our CEO, although our CEO will continue to be required to utilize the company aircraft for travel, in addition to a home security system for personal security;

•	Eliminated for our CEO, COO and CFO, at their request, their automobile benefit[1];

•	A policy that prohibits executives and directors from hedging of the Company’s securities; and

1 — During FY2012.5, two NEOs received a company automobile. Mr. Jansen, like all Business Unit heads, was eligible during FY2012.5 for a company-provided automobile. Until his retirement on December 31, 2012, Mr. Smith also received a company automobile.

•

A policy that requires executives and directors to review any pledging of Company securities with the Company’s General Counsel prior to engaging in such activity; and that prohibits pledging by executives and directors who have not met stock ownership guidelines.

Oversight of Executive Compensation

What is the Role of the Compensation/Succession Committee?

The Compensation/Succession Committee is composed solely of independent directors and is responsible to the board of directors and our stockholders for establishing our compensation philosophy and establishing and administering our compensation policies and programs consistent with this philosophy. The Compensation/Succession Committee’s responsibilities are set forth in the Compensation/Succession Committee’s charter, which is available on the investor relations section of our website. Additional information regarding the Compensation/Succession Committee’s authority to determine compensation can be found herein under the caption “Compensation/Succession Committee.”

What is the Role of the Board?

The board approves the company’s business plan, which is one of the factors used to set financial business objectives for the annual cash incentive plan. The non-management directors establish and approve all performance criteria for evaluating the CEO and annually evaluate the performance of the CEO based on these criteria. The non-management directors also ratify the CEO’s compensation. When asked by the Compensation/Succession Committee, the board can also provide input and ratification on any additional compensation-related issues. The board also conducts an annual review of the company’s performance.

What is the Role of the Compensation/Succession Committee Consultant?

The Compensation/Succession Committee retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance provides no other services to the company. The independent compensation consultant reports directly to the Compensation/Succession Committee, and provides the Compensation/Succession Committee with objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Compensation/Succession Committee’s responsibilities under its charter. Each Compensation/Succession Committee meeting includes an executive session where the Compensation/Succession Committee meets exclusively with the independent consultant; company management is not included in these meetings. Outside of these meetings, the independent consultant interacts with our management team solely on behalf of the Compensation/Succession Committee to assist the Compensation/Succession Committee in fulfilling its duties and responsibilities. The Compensation/Succession Committee will only retain consultants that it believes will provide independent advice. The Compensation/Succession Committee has assessed the independence of Pay Governance pursuant to the SEC’s and NYSE’s rules and concluded that the work Pay Governance has performed does not raise any conflict of interest.

What are the Roles of Executives?

To assist the Compensation/Succession Committee in determining compensation for the other NEOs, our CEO participates in discussions with the Compensation/Succession Committee regarding the officers’ performance and compensation. She provides the Compensation/Succession Committee with her assessment of the NEOs’ performance, both as individuals and with respect to the functions or business units they oversee. She also recommends to the Compensation/Succession Committee, but does not determine or vote on, the specific amount of compensation that should be paid to the other NEOs.

Our Senior Vice President of Human Resources administers all employee compensation and benefits programs, with oversight and supervision by the Compensation/Succession Committee. He prepares the majority of the materials for the Compensation/Succession Committee meetings and provides analyses that assist the

Compensation/Succession Committee with its decisions, such as summaries of competitive market practices, summaries of our succession planning actions, and reports regarding our company’s performance. In addition, throughout the year, he facilitates meetings with management to help the Compensation/Succession Committee gain a better understanding of company performance. He ensures that the Compensation/Succession Committee is provided a rigorous assessment of year-to-date performance at each Compensation/Succession Committee meeting. At the direction of the Chairman, our Senior Vice President of Human Resources involves other members of management in portions of the Compensation/Succession Committee meetings to participate in discussions related to company and individual performance and our compensation and benefit programs. Our executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to attend by the Compensation/Succession Committee.

How Do the Committee’s Decisions Incorporate Our Executive Compensation Objectives?

1.	Alignment of Executive and Stockholder Interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. In FY2012.5, on average for our NEOs participating in our standard executive compensation programs for the full year, 65% of actual total direct compensation was in the form of equity. These awards were determined primarily based on our three-year TSR, compared to the S&P 100 Industrials. Restricted stock awards typically vest three years from the date of grant and stock options typically vest over five years. We also include a clawback provision in agreements for long-term incentive awards that not only enables us to recover awards if the recipient engages in prohibited conduct, but also makes awards subject to any clawback policy involving the restatement of our earnings.

2.	Enable Us to Attract and Retain Top Executive Talent. Stockholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. Our compensation program for NEOs delivers salary, annual cash incentive and long-term incentive generally targeted at the median of the market. The Compensation/Succession Committee used input from management and from its independent compensation consultant to select comparator groups of companies. The use of multiple comparator groups allows the Compensation/Succession Committee to understand compensation levels for talent across a broad marketplace. We utilize three comparator groups ranging from a broad general industry group based on revenue scope to a custom industry group. When selecting these groups, we considered industry, business complexity and size. We believe that these comparator groups, used together, provide a composite view of the competitive market in which our company competes for executive talent. In addition to the market data points gathered through this analysis, the Compensation/Succession Committee considers individual and corporate performance, roles and responsibilities, growth potential and other qualitative factors when establishing executive pay levels. Each year, management and the Compensation/Succession Committee evaluate the comparator groups to ensure each group remains applicable. Any changes are carefully assessed in an effort to maintain continuity from year to year. No changes in the identity of the comparator groups were made for FY2012.5. However, we clarified our rationale for utilizing these peer groups as well as their roles in determining compensation. In the future, we anticipate changes may be necessary to accommodate transaction activity among certain companies. The comparator groups are:

•

Our primary comparator group is comprised of the constituents of the S&P 100 Industrials Index. As a large, global company engaged in multiple lines of business, our competition for talent, business and investment is broad. The S&P 100 Industrials companies provide a defined, broad sample of large companies facing business dynamics similar to our company. These companies, as of August 2012 when FY2012.5 pay decisions were made, are: 3M Co., Abbott Laboratories, Accenture plc, Aetna Inc., Alcoa, Inc., Amazon.com Inc., Amerisource Bergen, Apple Inc., AT&T, Inc., Baker Hughes Incorporated, Best Buy Co. Inc., Bristol-Myers Squibb, Cardinal Health, Inc., Caterpillar Inc., CenturyLink, Inc., Chevron Corporation, Cigna Corp., Cisco

Systems, Inc., Comcast Corporation, ConocoPhillips, Costco Wholesale Corporation, Cummins Inc., CVS Caremark Corporation, Deere & Company, Dell Inc., DIRECTV, E. I. du Pont de Nemours and Company, Eli Lilly & Co., EMC Corporation, Emerson Electric Co., Express Scripts Holding, Exxon Mobil Corporation, Fluor Corporation, Ford Motor Co., General Dynamics Corp., General Electric Company, Goodyear Tire & Rubber, Google Inc., Halliburton Company, Hess Corporation, Hewlett-Packard Company, Honeywell International Inc., Humana Inc., Intel Corporation, International Business Machines Corporation, International Paper Company, Johnson & Johnson, Johnson Controls Inc., Kimberly-Clark Corporation, Kohl’s Corp., Kraft Foods Inc.[1], Lockheed Martin, Lowe’s Companies Inc., LyondellBasell Industries, Macy’s, Inc., Marathon Petroleum, McDonald’s Corp., McKesson Corporation, Merck & Co. Inc., Microsoft Corporation, Murphy Oil Corporation, News Corp., Nike Inc., Northrop Grumman, Nucor Corporation, Occidental Petroleum, Oracle Corporation, Pepsico Inc., Pfizer Inc., Philip Morris International, Phillips 66, Procter & Gamble Co., Raytheon Co., Safeway Inc., Schlumberger Limited, Sprint Nextel Corp., Staples, Inc., Sunoco, Inc., Sysco Corporation, Target Corp., Tesoro Corporation, The Boeing Company, The Coca Cola Company, The Dow Chemical Company, The Home Depot, Inc., The Kroger Co., The TJX Companies, Inc., Time Warner Cable Inc., Time Warner Inc., Tyson Foods Inc., United States Steel Corp., United Technologies Corp., UnitedHealth Group, Inc., Valero Energy Corporation, Verizon Communications, Walgreen Co., Wal-Mart Stores Inc., Walt Disney Co., WellPoint Inc., Xerox Corp.

•

We also utilize a custom industry group comprised of 19 companies that operate in one or more of the same industries or lines of business as our company. We believe these comparisons provide industry-specific insight into pay levels and practices differences within our industries. These 19 companies are: Altria Group Inc., Bunge Ltd., Caterpillar Inc., ConAgra Foods, Inc., Deere & Co., Dow Chemical, DuPont (E.I.) De Nemours, General Mills, Hess Corp., International Paper Company, Kraft Foods Inc.[1], Marathon Oil Corp., PepsiCo, Sara Lee Corp.[2], Sunoco Inc., Tesoro Corp., Tyson Foods Inc., Valero Energy Corp., Weyerhaeuser.

•

Finally, to provide a broad market context across all industries, we utilize data from all nonfinancial companies participating in the Towers Watson Executive Compensation Database with revenue of $20 billion or greater.

1.	Kraft Foods Inc. spun off its North America foods division, which is now publicly traded as Mondelez International, which we anticipate to be a future comparator group company.
2.	Sara Lee Corp. officially split into two companies in June 2012. Its U.S. meat business is publicly traded Hillshire Brands Co., which as a stand-alone entity, is too small to be considered a comparator company in the future.

We do not use these comparator groups to assess company performance. Company performance is assessed using the two key financial performance metrics of Adjusted EBITDA and Adjusted ROIC. In seeking to provide a competitive target total direct compensation package, the Compensation/Succession Committee reviews comparator group compensation data, both with respect to total direct compensation and compensation elements, as a general reference to make compensation decisions, but does not establish specific compensation parameters based on such data. In this regard, the Compensation/Succession Committee considers target total direct compensation to be competitive if it is within a range of 80-130% of total direct compensation of the market 50th percentile for comparable positions and responsibilities among comparator groups described above. While positioning to the comparator market data is considered, other factors ultimately determine how a named executive officer is paid, including individual responsibilities, an executive’s experience and tenure, individual performance, and business objectives.

3.

NEO Compensation Should Reflect Our Results. Our executive compensation program emphasizes variable, performance-based pay and is targeted and assessed in the aggregate, although the Compensation/Succession Committee reviews each component independently as well. Base salary is reviewed annually and adjusted based on a variety of factors including a subjective evaluation of each NEO’s overall performance and tenure. The CEO provides the Compensation/Succession Committee with a recommendation of annual base salary adjustments, individual and group performance factors and short and long-term incentive award target levels for all officers, other than the CEO. The Compensation/Succession Committee takes the CEO’s recommendations, along with information provided by the compensation consultant and management into consideration when making annual base salary adjustments, individual and group performance factor adjustments and any adjustments to annual cash incentive award opportunity levels. The annual cash incentive plan for FY2012.5 targeted awards at 65% to 150% of each NEO’s base salary, but actual awards may range from zero to 240% of the target level depending on performance against the specific goals. Annual cash incentives are paid if, and to the extent that, corporate goals approved by the Compensation/Succession Committee are attained. Equity compensation is also assessed in a similar manner and is designed to reward measurable results.

Elements of Compensation

Executive Compensation Elements

Element		Purpose		Characteristics
•	Base Salary	•	Fixed pay to recognize an individual’s role and responsibilities	•	Reviewed annually and set based on competitiveness versus the external market, individual performance and internal equity

•	Annual Cash Incentive	•	Paid upon achievement of pre- defined, operational and financial goals	•	Performance-based award opportunity that varies based on company and individual achievements

•	Long-Term Incentive	•	Create current and future alignment with stockholders	•	Typically a mix of stock options and restricted stock
				•	Award level based on prior 3 years’ performance, largely based on our TSR compared to the S&P 100 Industrials and other relevant benchmarks in any given year

•	Benefits	•	Provide for basic health, welfare and income security needs Supplemental retirement benefits provided to employees whose benefits under broad-based retirement plan are limited under applicable tax law	•	NEOs participate in the broad-based health and welfare plans available to all employees. In addition, they are eligible to participate in the Supplemental Retirement Plan and the Deferred Compensation Plan (these plans are described herein under the captions “Supplemental Retirement Plans” and “Non-Qualified Deferred Compensation Plans”). NEOs are also eligible for limited perquisites as described above.

How are the Elements Used to Deliver Total Pay?

Our NEOs excluding Mr. D.J. Smith, received on average 81% of actual total direct compensation in variable pay and 65% of actual total direct compensation in equity awards for FY2012.5. Although the Compensation/Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, we do place greater emphasis on variable pay for executives with more significant responsibilities, reflecting their greater capacity to affect our performance and results. The charts below present the mix of actual pay received for FY2012.51.

1.	Pay is defined as FY2012.5 base salary plus cash incentive earned for FY2012.5 performance and LTI awards for FY2012.5 (granted in 2013). Mr. Smith’s retirement was effective December 31, 2012, and, as such, he did not receive a FY2012.5 LTI award.

Base Salary

How are Base Salaries Determined?

Base salaries are established based on an NEO’s position, skills, performance, experience, tenure and responsibilities. Competitiveness of base salary levels is assessed annually relative to salaries within the marketplace for similar executive positions. Increases may be considered for various factors such as individual performance, changes in responsibilities, and/or changes in competitive marketplace levels. Our company’s historical emphasis on base salaries and its more recent emphasis on increasing the proportion of variable compensation elements have led the Compensation/Succession Committee to hold base salaries steady over the four fiscal years ended June 2012 for the CEO and NEOs, except with respect to certain promotions and role changes.

What Were the Base Salary Increases for Named Executives?

Based on FY2012 performance, the Compensation/Succession Committee determined to increase base salaries in September 2012 for the COO (5%), CFO (3.3%) and President Global Oilseeds (3.3%). For FY2012.5 performance the Compensation/Succession Committee determined to hold base salaries of the NEOs steady, with exception of the President Global Oilseeds who received a 2.0% increase, in order to recognize his individual and business performance.

Annual Cash Incentives

How Do We Calculate Annual Cash Incentives?

In 2012, we made the decision to transition to a calendar fiscal year. As part of this transition, we implemented a six-month financial and compensation period (FY2012.5). As such, July 1, 2012 through December 31, 2012 reflects a partial year. Compensation opportunity levels and related performance goals were established for this six-month period.

Beginning with the six-month transition period ended December 31, 2012, we adopted a new annual incentive program. The program is a significant shift from our prior program design in that it is a simple profit-sharing design. No awards can be earned if we do not achieve a threshold level of Adjusted EBITDA, which provides for the payment of dividends and after-tax interest expenses. Once the threshold level of Adjusted EBITDA is earned, 1.1% of Adjusted EBITDA above that level will be used to fund the annual incentive pool. This value will then be adjusted based on Adjusted ROIC performance; if our Adjusted ROIC is more than 2% below our weighted average cost of capital, the pool will be reduced by 10%, and if it is more than 2% above our weighted average cost of capital, the pool will be increased by 10%. Board of Directors’ discretion is no longer imbedded in the formula. The individual performance factor for NEOs continues to be 0.80 to 1.20 , and is assessed by the Compensation/Succession Committee incorporating elements such as safety, compliance with The ADM Way, and other individual and group factors.

Annual cash incentives are determined by the degree to which company financial performance expectations are achieved and the Compensation/Succession Committee’s independent assessment of our company’s performance. This outcome may then be adjusted within a range of -20% to +20% based on the Compensation/Succession Committee’s assessment of individual and group performance. The formula used to calculate an annual cash incentive payout for NEOs can be expressed as follows:

1.1% of Adjusted EBITDA above $550M $1.125B	X	Adjusted ROIC Factor 1.043	=	Total Bonus Pool $12.9M	÷	Total Challenge Award Level $17.2M	= 75.0% X	Individual Multiplier 1.15[1]	= 86.25%

1 — For illustrative purposes, a 1.15 individual multiplier is used. Individual multipliers vary by NEO based on the Compensation/Succession Committee’s assessment of individual performance and contribution to our company’s success.

How is the Individual Performance Multiplier Determined?

For FY2012.5, the Compensation/Succession Committee elected to award the CEO, COO and CFO the same individual multiplier of 1.15 in recognition of their collective efforts as an executive management team and their contribution to achieving significant financial results for FY2012.5 and planning for future strategic initiatives to grow stockholder value. The Compensation/Succession Committee incorporated its and the full Board’s assessment of our CEO’s performance and our full company performance when approving Ms. Woertz’s individual multiplier. Mr. Jansen’s individual multiplier of 2.0 reflects his contributions to the performance of the global oilseeds business unit. Mr. Smith received an individual multiplier of 1.0 due to his retirement in FY2012.5.

What is the Resulting Annual Cash Incentive for Each NEO?

The purpose of the annual cash incentive program is to reward performance based on the achievement of company, business and individual objectives. At the start of each fiscal year, the Compensation/Succession Committee approves minimum, target, and maximum annual cash incentive levels for each NEO. Target annual cash incentive levels are expressed as a percentage of salary. Based on company and individual performance, annual cash incentive payouts can range between 0% and 240% of the target annual cash incentive. Based on the determination of the company and individual performance factors as described above, each NEO received an annual cash incentive for FY2012.5 equal to 75.0% of his or her target annual cash incentive, which was then adjusted by each NEOs individual multiplier and prorated to reflect the six-month transition period.

Executive	Target Cash Incentive Opportunity (% of Salary)	Minimum Cash Incentive Opportunity	Target Cash Incentive Opportunity	Maximum Cash Incentive Opportunity	Actual FY2012.5 Cash Award
P.A. Woertz	150.0%	$0	$975,000	$2,340,000	$840,938
J.R. Luciano	106.0%	$0	$500,000	$1,200,000	$431,250
R.G. Young	97.0%	$0	$375,000	$900,000	$323,438
D.J. Smith	58.8%	$0	$265,000	$636,000	$198,750
M.J. Jansen	65.0%	$0	$200,000	$480,000	$180,000

Equity-Based Long-Term Incentives

Our long-term incentive program (“LTI Program”) aligns the interests of executives with those of stockholders by rewarding the achievement of long-term stockholder value, supporting stock ownership, and encouraging long-term service with the company. In the following sections, we discuss the process for determining equity grants delivered under our LTI Program.

In terms of grant size and grant form, our LTI awards are determined based upon the Compensation/Succession Committee’s assessment of performance during the prior three fiscal years. For example, equity grants made in early FY2012.5 (August 2012) reflected the Compensation/Succession Committee’s assessment of FY2010-FY2012 performance. This concept of making grants based on the assessment of prior performance is similar in approach to our annual cash incentive plan. As such, our equity-based long-term incentive grants are performance based. The Compensation/Succession Committee’s assessment of performance considers multiple performance factors as well as economic conditions, and is not strictly formulaic. Our equity grants reflect a historical three-year performance comparison. The August 2012 grants appear in the Grants of Plan-Based Awards table and are reflected in the Summary Compensation Table information for FY2012.5 because the SEC requires companies to report LTI awards for the fiscal year during which they were granted, even if they are based on performance during earlier fiscal years.

How Did We Determine LTI Awards Granted in August 2012?

For the awards granted in August 2012, we reduced the maximum LTI opportunity for all executives and eliminated “target” award levels. We made this change to: clarify the emphasis on three-year TSR as the key determinant of grant sizes, acknowledge that the performance against TSR would likely never require grants at the existing maximum opportunity levels, and reduce the overall impact that discretion may have on equity award values.

At the start of FY2012, base, challenge and premium LTI grant values were established for each NEO. Under this structure, competitive grants are only provided if our TSR is at or above median of the applicable market comparisons reviewed by the Compensation/Succession Committee. The Compensation/Succession Committee may grant “base” awards to maintain the appropriate alignment between management and stockholders through the opportunity to realize future equity value and to provide for necessary retention of our key executive talent.

Challenge awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual target cash incentives. For the August 2012 awards, the Compensation/Succession Committee determined that the NEOs would receive a “base award.” These awards primarily reflect our three-year TSR, compared to the S&P 100 Industrials, but the Compensation/Succession Committee also considers our one-year, three-year and five-year relative TSR compared to the S&P 100 Industrials, our custom comparator group and the peer group identified by Institutional Shareholder Services Inc. in its review of our FY2012 executive compensation programs, as well as our challenges in delivering against our operating and financial goals and management’s significant work in FY2012 to better position our company for future growth. The Compensation/Succession Committee also considers the awards to provide a strong alignment with stockholders, particularly the portion (50%) granted in stock options which have no value to the executive if stockholder value is not created, and the portion (50%) granted in restricted stock units (RSUs) to provide for the necessary retention of key talent.

Equity Grants Made in August 2012 (Reflecting FY2010-FY2012 Performance)

	FY2012 Long-Term Incentive
Executive	Minimum Award	Base Award	Challenge Award	Premium Award	August 2012 Award[1]
P.A. Woertz	$0	$7,550,000	$9,000,000	$11,000,000	$7,550,000
J.R. Luciano	$0	$3,500,000	$3,700,000	$4,400,000	$3,500,000
R.G. Young	$0	$2,000,000	$2,200,000	$2,900,000	$2,000,000
D.J. Smith	$0	$1,500,000	$1,700,000	$2,400,000	$1,500,000
M.J. Jansen	$0	$1,100,000	$1,154,000	$1,274,000	$1,100,000

1	Defined as the fair value of the total long-term incentive on the grant date.

The LTI Program allows executives an opportunity to earn long-term incentive grants that reward differing levels of performance and, if earned at maximum performance, could result in top quartile pay of total direct compensation. The Compensation/Succession Committee utilizes its discretion and informed judgment to assess the prior three years of absolute and relative performance in determining if any awards should be provided above or below the challenge award level. A formulaic approach was not utilized due to the challenges of setting business objectives and aligning compensation with performance in an industry where results are highly-impacted by external factors, such as weather, crop disease, government programs, and other factors beyond management’s control. As a result, the Compensation/Succession Committee has determined that a rigorous review of a wide range of absolute and relative performance measures is appropriate to make an informed decision. For awards made in August 2012, the Compensation/Succession Committee used its discretion and informed judgment in deciding to grant a base award to each NEO then employed by the Company.

The Compensation/Succession Committee retains the discretion to make equity grants in any form or percentage mix it deems appropriate. Generally, the Compensation/Succession Committee has provided equity grants that are delivered 50% in stock options and 50% in RSUs, based on the fair market value on the date of grant, which was the mix used for the August 2011 awards. The grants made in August 2012 were also delivered 50% in stock options and 50% in restricted stock units.

Vesting conditions of our equity awards generally are as follows:

•

Stock options are granted at an exercise price equal to fair market value in accordance with the 2009 Incentive Compensation Plan. The options typically vest incrementally over five years and can be exercised during a ten-year period following the date of grant.

•	Restricted stock and RSUs typically vest three years after the date of grant.

•	Equity awards granted under the LTI Program vest immediately if control of the company changes or upon the death of the executive. Awards continue to vest if the executive leaves the company because of disability or retirement (age 55 or greater with 10 or more years of service). The Compensation/Succession Committee believes that these provisions are appropriate to assure NEOs stay focused on the long-term success of the company during a sale of the company or amidst certain personal circumstances. These provisions also increase the value of the awards to the NEOs, which in turn, enhances retention. For grants with respect to FY2012 and beyond, a non-compete provision was added allowing the ability to cancel any unvested awards to retirees in the event they work for a competitor.

Rewards for Returns

In September of 2012, we established a one-time award program to create additional emphasis on working together to manage costs and earn higher returns on our invested capital. This company-wide program, in which all of our bonus-eligible employees participate, was not offered to individuals designated as NEOs at the time of the award. This program, which we call “Rewards for Returns,” provides the opportunity for an individual to earn 125% of his or her annualized FY2012.5 annual incentive target over a three-year period based on the achievement of ROIC goals. To earn the award, we must consistently achieve an Adjusted ROIC equal to or better than WACC in 2013, 2014, and 2015. In one of the three years, we must achieve an Adjusted ROIC of WACC+2 percent. These awards will be settled in March 2016 only if these goals are achieved and the participant is still employed at our company. Mr. Jansen is the only current NEO participating in this program. His total opportunity under this program is $500,000 which was granted in September 2012 in the form of performance share units.

Equity Grants Made in February 2013 (Reflecting 2010-2012.5 Performance)

Beginning with the six-month transition period ended December 31, 2012, the Compensation/Succession Committee increased the award opportunities for the CEO, COO, and CFO under the long-term incentive award program. The Compensation/Succession Committee made these adjustments in recognition of: a) competitive market comparisons that suggest our historical target award opportunities are below market, b) the increased performance orientation and challenge associated with earning incentive awards, and c) the continued significant individual contributions of these officers to our company.

Actual awards for FY2012.5 were granted at the base level. The base level provides an award that provides below-market compensation to reflect our below-median TSR. The Committee made this award in recognition of our strong financial performance and ongoing improvements in operations and the desire to create continued retention and shareholder alignment among our executive team. To further enhance the performance orientation of our programs, the awards for FY2012.5 were granted in a mix of vehicles: 50% RSUs, 25% stock options and 25% performance share units. The performance share units may only vest at the end of a three-year performance period if performance warrants. The performance vesting criteria are similar to the “Rewards for Returns” program described above. If ROIC goals are achieved as of March 31, 2016, the awards will vest. If the performance goals are not achieved, the award is forfeited and no shares will be earned.

	FY2012.5 Long-Term Incentive[1]
Executive	Minimum Award	Base Award	Challenge Award	Premium Award	February 2013 Award
P.A. Woertz	$0	$4,000,000	$4,725,000	$5,725,000	$4,000,000
J.R. Luciano	$0	$2,050,000	$2,150,000	$2,500,000	$2,050,000
R.G. Young	$0	$1,250,000	$1,350,000	$1,700,000	$1,250,000
D.J. Smith[2]			N/A
M.J. Jansen	$0	$550,000	$577,000	$637,000	$550,000

1.	Values are pro-rated to reflect the partial year.
2.	Due to Mr. Smith’s retirement effective December 31, 2012, he was not eligible to receive an LTI award for FY2012.5.

Does the Company Have a Policy for When Grants are Made?

The Compensation/Succession Committee grants all equity awards to NEOs, and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options is set at fair market value (as determined in accordance with the applicable incentive compensation plan) on the grant date. Under the 2009 Incentive Compensation Plan, fair market value is the closing market price of our common stock on the last trading day prior to the date of grant. The Compensation/Succession Committee meets during the first fiscal quarter of each fiscal year and determines the annual equity awards granted to NEOs. These awards are issued promptly following the date of the Compensation/Succession Committee’s meeting and approval. In addition to annual awards, the NEOs may receive awards when they join the company or change their status, including promotions.

Benefits

What Retirement Benefits are Provided?

The company provides the following programs to NEOs to support the attraction, retention and motivation of these employees. With few exceptions, our philosophy is to offer the same benefits to all U.S. salaried employees as is offered to our NEOs.

Retirement Program	Eligibility	Description
401(k) Plan/ Employee Stock Ownership Plan	All salaried employees	Qualified defined contribution plan where employees may defer up to 50% of eligible pay, up to $17,000 for 2012. Employees who are 50 years of age or older can elect make-up contributions of up to $5,500 for 2012. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)).

ADM Retirement Plan	All salaried employees	Those with 5 or more years of service as of January 1, 2009, participate in a qualified defined benefit plan where the benefit is based on number of years of service and base salary during the later stages of employment. Those with less than 5 years of service as of January 1, 2009 participate in a qualified cash balance pension plan where the benefit is based on an accrual of benefit based on that year’s base compensation.

Retirement Program	Eligibility	Description

Deferred Compensation Plan	Employees with salaries above $175,000	Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until elected future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than company common stock) available under the 401(k) Plan/Employee Stock Ownership Plan.

What Other Benefits are Provided to NEOs?

We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include: life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time-off; holidays; and a matching gifts program for charitable contributions. NEOs have the same benefits package as other employees.

What Perquisites are Provided to NEOs?

Perquisites are an additional form of income to the executives, as shown in the Summary Compensation Table and the executives are individually responsible for any taxes related to this income. Historically, an automobile was provided to NEOs, which they could also use for personal purposes. However, our CEO, COO and CFO have all voluntarily declined this benefit since FY2012. During FY2012.5, two of our NEOs received use of a company-provided automobile. Mr. Jansen, like all Business Unit heads in FY2012.5, was eligible for an automobile. The Company transferred to Mr. Smith, as provided for in his Separation Agreement, on or about December 31, 2012, the company-owned automobile used by him. We provide Ms. Woertz and the other NEOs, as approved by our CEO, with personal use of company-owned aircraft. Given the location of our headquarters in Decatur, Illinois, the Compensation/Succession Committee requires that Ms. Woertz have access to the aircraft for personal use for security and efficiency reasons. The NEOs are responsible for any taxes on imputed income related to the provision of this perquisite. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

Employment Agreements, Severance, and Change-in-Control Benefits

What Employment Agreements are in Place?

With respect to our NEOs, only Ms. Woertz, our CEO, has an employment agreement, which was entered into in May 2006 when she joined our company. The employment agreement provides for employment “at will” and does not have a specified contract term. Ms. Woertz’s compensation has been determined, to a significant degree, by the terms of her employment agreement. Prior to approving the employment agreement, the Compensation/Succession Committee considered the advice of a compensation consultant, analyzed information regarding the total compensation provided to the chief executive officers of other public companies of a comparable size, and considered the attributes Ms. Woertz would bring to the positions of President and Chief Executive Officer in the context of the competitive marketplace and the greater responsibilities of the President and Chief Executive Officer relative to other Company executives.

Under Ms. Woertz’s employment agreement, she is provided benefits upon termination without cause or resignation for good reason as described herein under the caption “Termination of Employment and Change-in-Control Arrangements”. If the termination occurs within 2 years of change-in-control, these benefits are increased.

In addition, if the payments following a change-in-control termination exceed the IRS statutory limit and result in the imposition of an additional excise tax, she will receive a gross-up payment to cover the excise tax. Ms. Woertz is also subject to a 2-year non-compete and 2-year non-solicitation provision following termination without cause or resignation for good reason.

What Other Severance Benefits are Provided to NEOs?

In connection with Mr. Smith’s decision to retire, the company and Mr. Smith entered into a separation agreement on May 3, 2012 that governs the terms of his ceasing to be an active employee and an officer of the company. Pursuant to the separation agreement, Mr. Smith’s retirement was effective December 31, 2012, and in connection therewith: (i) Mr. Smith received $1,802,800 in cash, one half of which was paid shortly after the separation agreement was signed and the other half was paid shortly after December 31, 2012; (ii) Mr. Smith received shortly after December 31, 2012 a cash payment equal to the value of his accrued but unused vacation; (iii) the company transferred to Mr. Smith on or about December 31, 2012, the company-owned car used by him and certain communications equipment used by him; and (iv) Mr. Smith’s healthcare coverage was extended until December 31, 2013 on the same terms as would have been available to him had he remained employed by the company through such date. The separation agreement also provides that except for payments and benefits under specified benefit plans and previously granted equity award agreements, Mr. Smith will not be entitled to payments or benefits beyond those specified in the separation agreement. Under the separation agreement, Mr. Smith is subject to non-compete and non-solicitation obligations for one year after his employment ends, and agrees to release of any claims he may have against the company.

With the exception of the CEO’s employment agreement, we currently have no other contractual arrangements with our NEOs. The Compensation/Succession Committee retains discretion to provide the remaining NEOs severance benefits upon their termination of employment. To guide this discretion, the Compensation/Succession Committee has adopted a severance program. This program serves as a guideline for the severance benefits that may be provided to various levels of employees upon termination of their employment without cause or their resignation with good reason, but the program does not create a contractual right to receive any severance benefits on the part of the employee. The guidelines contained in the program for executive officers include the following termination benefits, subject, in all cases, to the discretion of the Compensation/Succession Committee to increase or decrease these benefits:

•	cash severance equal to two times then-current base salary;

•	extension of healthcare coverage for up to one year following termination;

•	accelerated vesting of any equity grants made after 2004 that are scheduled to vest during the severance period or during the year following the severance period; and

•	cash payment of an amount equal to 50% of the market value of pre-2004 equity grants that are unvested at termination.

In addition, the Compensation/Succession Committee generally requires each executive to enter into a non-competition and non-solicitation agreement in exchange for receiving severance under the program.

What Change-in-Control Benefits are Provided?

If a change-in-control occurs with respect to our company, the equity grants held by our executive officers generally will vest immediately pursuant to the terms of these awards. The Compensation/Succession Committee believes that this accelerated vesting is an appropriate provision to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change-in-control of the company. This assurance increases the value of these awards to the executives, which in turn enhances retention.

Additional Executive Compensation Policies

Does the Company Have a Clawback Policy?

For many years we have included clawback provisions in our long-term incentive award agreements that provide us with the ability to recover long-term incentive compensation for a broad range of reasons. This aggressive approach to recoupment of long-term incentive compensation reflects our commitment to protecting stockholder value.

For awards granted in August FY2012 and beyond, we have implemented an additional clawback policy for all cash and equity-based long-term incentive awards. Specifically, this policy provides for the recoupment of any cash or equity incentive awards for a period of three years from the date of award. We will clawback incentive payments made to NEOs and certain other members of our senior management in the event of a financial restatement or ethical misconduct. As regulatory requirements regarding recoupment of executive compensation continue to evolve, we will review and update our policies to, at the very least, be compliant with all current requirements.

Are There Policies in Place That Restrict Transactions Involving Our Stock?

Pursuant to our company’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving our stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps or collars, or entering into other transactions that are designed to hedge or offset decreases in the price of our company’s securities. In addition, employees and directors are required to review any pledging of Company securities with the Company’s General Counsel prior to engaging in such activity.

Our Insider Trading Policy also provides that all transactions in our company’s securities by our directors, the NEOs and certain other officers and employees must be pre-cleared by our company’s law department.

What Role Does Section 162(m) of the Internal Revenue Code Have in the Design of Executive Compensation Programs?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1 million annually to the CEO and the three other most highly-compensated executive officers, other than the Chief Financial Officer, unless the compensation in excess of $1 million qualifies as “performance-based” compensation. Performance-based compensation for these purposes generally does not include salaries, incentive compensation for which the company’s stockholders have not approved the business criteria upon which applicable performance goals are based, and incentive compensation (other than stock options and stock appreciation rights) the payment of which is not based on the satisfaction of objective performance goals or as to which a compensation committee has discretion to increase the amount of the payout. The Compensation/Succession Committee retains the discretion to provide compensation that may not be tax deductible if it feels these actions are in the best interests of the Company and its stockholders. The Compensation/Succession Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

Has the Company Evaluated Its Compensation Programs as They Relate to Risk?

On an ongoing basis, management assesses potential risks associated with compensation decisions and discusses them with the Compensation/Succession Committee if warranted. To date, we have not identified any incentive compensation programs that encourage inappropriate risk taking. We have established a policy under which we engage an outside consultant every other year to review our programs and independently assess the risk in them.

During FY2011, ADM engaged an outside consultant, The Hay Group (“Hay”), to assist the Compensation/Succession Committee in evaluating the risk in our compensation programs. In conducting an independent assessment, Hay reviewed all of our incentive compensation programs and determined there were no compensation programs that encourage inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation/Succession Committee in August 2011. The program changes that were made to our annual incentive plan beginning in FY2012.5 enhance the direct alignment of our incentives with earnings and the overall transparency of our program, which further mitigates the potential for undue risk in our incentive plans.

How Does the Company Address Liabilities Associated With Retirement Programs?

The Compensation/Succession Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. We do not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the Company. This trigger provides some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Compensation/Succession Committee has duly considered that the federal income tax deduction available to the company occurs at the same time that participants are paid benefits from the applicable plan.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chairman
A. L. Boeckmann
G.W. Buckley
M. H. Carter
D. E. Felsinger

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of our company or any of our subsidiaries. There are no interlocking relationships between our company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted in the table of our principal executive officer, principal financial officer, and our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2012 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
P. A. Woertz	2012.5	650,000	4,010,291	2,751,826	840,938	(3)	121,554	(4)	54,322	(5)	8,428,931
Chairman, CEO and	2012	1,300,000	4,011,050	2,921,235	638,469		476,947		85,223		9,432,924
President	2011	1,300,000	4,011,432	3,071,547	2,469,902		166,120		60,861		11,079,862
	2010	1,300,000	3,832,682	2,873,461	2,956,454		415,370		67,683		11,445,650

J. R. Luciano	2012.5	465,000	1,859,078	1,275,686	431,250	(3)	13,157	(4)	66,383	(6)	4,110,554
Executive Vice	2012	900,000	1,859,431	1,354,218	294,678		25,977		172,481		4,606,785
President and COO	2011	204,808	9,055,361	—	569,978		2,879		229,774		10,062,800

R. G. Young	2012.5	383,333	1,062,338	728,964	323,438	(3)	10,955	(4)	`5,200	(7)	2,514,228
Senior Vice	2012	750,000	770,340	561,031	163,710		23,538		306,431		2,575,050
President and CFO	2011	500,000	796,881	—	542,836		8,811		19,720		1,868,248

D. J. Smith(1)	2012.5	450,700	796,766	546,722	198,750	(3)	225,526	(4)	87,911	(8)	2,306,375
Executive Vice	2012	901,400	796,903	580,380	173,533		1,165,873		1,897,365		5,515,454
President, Secretary and	2011	901,400	796,986	610,247	671,306		519,508		24,182		3,523,629
General Counsel	2010	901,400	761,468	570,893	803,549		694,258		16,446		3,748,014

M. J. Jansen	2012.5	306,668	1,084,304	400,932	180,000	(3)	127,235	(4)	2,262	(9)	2,101,401
Senior Vice President

(1)	Mr. Smith retired as an executive officer and employee of the company effective December 31, 2012.
(2)	The amounts shown for stock and option awards represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 for fiscal years 2012.5, 2012, 2011, and 2010, respectively. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 12 to our financial statements for the six-month period ended December 31, 2012, in Note 12 to our financial statements for the fiscal year ended June 30, 2012, in Note 10 to our financial statements for the fiscal year ended June 30, 2011 and in Note 9 to our financial statements for the fiscal year ended June 30, 2010.
(3)	Represents amounts paid under our annual incentive plan related to fiscal year 2012.5, paid in February, 2013.
(4)	Each amount shown represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from June 30, 2012) to December 31, 2012 using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No named executive officer received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on June 30, 2012 were interest rate of 4.0% for the ADM Retirement Plan for Salaried Employees, interest rate of 3.75% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2019 using Scale AA and the assumptions used to value pension liabilities on December 31, 2012 were interest rate of 3.90% for the ADM Retirement Plan for Salaried Employees, interest rate of 3.60% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2020 using Scale AA.
(5)	Includes $49,448 related to personal use of company-owned aircraft and expenses related to home security system and executive healthcare services.
(6)	Includes $61,033 related to personal use of company-owned aircraft and expenses related to automobile maintenance and executive healthcare services.
(7)	Includes expenses related to automobile maintenance and executive healthcare services.
(8)	Includes $86,673 related to payment for accrued but unused vacation and expenses related to personal use of company-owned automobile.
(9)	Includes expenses related to personal use of company-owned aircraft and personal use of company-owned automobile.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to home security systems and executive healthcare services, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the actual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year. In the case of personal use of company-owned automobiles, incremental cost is based on the direct costs to operate the vehicle, such as maintenance, fuel, registration and parking fees, and does not include fixed costs to acquire or lease the vehicle.

Employment Agreements

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, we and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. Pursuant to the Terms of Employment, the board approved an initial annual salary for Ms. Woertz of $1,200,000 and approved a target annual bonus of at least 125% of her annual salary. Pursuant to the Terms of Employment, there shall be no reduction in Ms. Woertz’s initial $1,200,000 annual salary as a result of subsequent salary reviews. Ms. Woertz is also entitled to receive, pursuant to the Terms of Employment, other benefits and perquisites comparable to those received by her predecessor as Chief Executive Officer or, if more favorable, other ADM senior officers. Provisions of Ms. Woertz’s Terms of Employment relating to termination of her employment and change-in-control of our company are described below in the “Termination of Employment and Change-in-Control Arrangements” section.

Grants of Plan-Based Awards During Fiscal Year 2012.5

The following table summarizes the grants of plan-based awards made to our named executive officers during the `six-month period ended December 31, 2012.

	Grant Date	Estimated Future Payment Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Closing Market Price on the Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($)	Target ($)	Maximum ($)
P. A. Woertz		0	975,000	2,340,000
	8/16/12					152,773				4,010,291
	8/16/12						467,203	26.25	26.32	2,751,826
J. Luciano		0	500,000	1,200,000
	8/16/12					70,822				1,859,078
	8/16/12						216,585	26.25	26.32	1,275,686
R. Young		0	375,000	900,000
	8/16/12					40,470				1,062,338
	8/16/12						123,763	26.25	26.32	728,964
D. J. Smith		0	265,000	636,000
	8/16/12					30,353				796,766
	8/16/12						92,822	26.25	26.32	546,722
M. J. Jansen		0	200,000	480,000
	8/16/12					22,259				584,299
	8/16/12						68,070	26.25	26.32	400,932
	9/6/12				18,776					500,005

(1)	The number of shares shown represents the maximum payout under the performance share unit award.
(2)	Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.
(3)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718.

All of the awards in the table above were granted under our 2009 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis” for more information about our annual cash incentive plan.

All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock awards and vest in full three years after the date of the grant. Unvested shares vest immediately upon the occurrence of a change-in-control of our company. Under the terms of the restricted stock award agreement pertaining to each of these awards, the recipient of the award may vote and receive cash dividends on restricted shares prior to their vesting date, but may not transfer or pledge the shares in any manner prior to vesting. Dividends on restricted shares are paid at the same rate as dividends to our stockholders generally. Vesting accelerates upon the death of the award recipient or a change-in-control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited.

With respect to each of the restricted stock awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient. Tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate upon the death of the recipient or change-in-control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The award shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above is an award of performance share units, each of which represents the contingent right to receive one share of our common stock upon vesting of the units. The award vests on March 31, 2016, but only if our company’s net earnings attributable to controlling interests for the period of January 1, 2013 to December 31, 2015 exceeds the sum of our company’s dividend payments and after-tax interest expenses for such period and the Compensation/Succession Committee has not exercised its discretion to reduce the number of earned units. The Compensation/Succession Committee may reduce the number of earned units to zero in the event the company’s adjusted ROIC (as defined in the applicable award agreement) for each of the calendar years during the performance period is not equal to or greater than our company’s weighted average cost of capital (as defined in the applicable award agreement) and our company’s adjusted ROIC for at least one of the calendar years during the performance period is not equal to or greater than our company’s weighted average cost of capital plus 2%. No dividend equivalents are paid on units, and the units may not be transferred or pledged in any manner. If employment ends or a change-in-control of our company occurs, unvested units are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a noncompetition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited and any shares that have already been issued in settlement of vested units must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the units vested.

The impact of a termination of employment or change-in-control of our company on restricted stock, performance share unit and stock option awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

Outstanding Equity Awards at Fiscal Year 2012.5 Year-End

The following table summarizes information regarding unexercised stock options, unvested restricted stock awards and unearned performance share units for the named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
P. A. Woertz	—	467,203	(2)	26.25	8-16-2022
	83,703	334,812	(3)	26.17	8-11-2021
	139,299	208,949	(4)	30.71	8-19-2020
	202,594	135,063	(5)	28.70	9-10-2019
	659,840	164,961	(6)	26.03	8-8-2018
	103,669	—		34.37	8-3-2017
	138,770	—		36.34	5-1-2016	436,665	(7)	11,960,254

J. R. Luciano	—	216,585	(2)	26.25	8-16-2022
.	38,802	155,212	(3)	26.17	8-11-2021	274,150	(8)	7,508,968	124,468	(13)	3,409,179

R. Young	—	123,763	(2)	26.25	8-16-2022
	16,075	64,302	(3)	26.17	8-11-2021	93,822	(9)	2,569,784

D. J. Smith	—	92,822	(2)	26.25	8-16-2022
	16,629	66,520	(3)	26.17	8-11-2021
	27,675	41,514	(4)	30.71	8-19-2020
	40,251	26,834	(5)	28.70	9-10-2019
	85,096	21,275	(6)	26.03	8-8-2018
	28,034	—		34.37	8-3-2017
	20,205	—		41.81	8-10-2016
	48,433	—		20.90	8-8-2015
	52,183	—		15.73	8-19-2014
	6,357	—		13.65	3-31-2013	86,756	(10)	2,376,246

M.J. Jansen	—	68,070	(2)	26.25	8-16-2022
	5,122	20,488	(3)	26.17	8-11-2021
	5,192	7,788	(4)	30.71	8-19-2020
	4,711	3,141	(5)	28.70	9-10-2019
	21,843	5,461	(6)	26.03	8-8-2018
	9,029	—		34.37	8-3-2017
	6,704	—		41.81	8-10-2016
	6,140	—		20.90	8-8-2015
	3,138	—		15.73	8-19-2014
	8,538	—		13.65	10-14-2013	56,507	(11)	1,547,726	18,776	(14)	514,275

(1)	Calculated by multiplying the closing market price of a share of our common stock on the New York Stock Exchange on December 31, 2012, which was $27.39, by the number of shares or units that have not vested.
(2)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 16 of 2013, 2014, 2015, 2016 and 2017.
(3)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 11 of 2013, 2014, 2015 and 2016.
(4)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 19, 2013, 2014 and 2015.
(5)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on September 10 of 2013 and 2014.
(6)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 8 of 2013.
(7)	Restricted share awards vest as to 130,623 shares on August 19, 2013, 153,269 shares on August 11, 2014 and 152,773 shares on August 16, 2015.
(8)	Restricted share award vests as to 132,276 shares on April 12, 2014, 71,052 shares on August 11, 2014 and 70,822 shares on August 16, 2015.

(9)	Restricted share award vests as to 23,916 shares on November 1, 2013, 29,436 shares on August 11, 2014 and 40,470 shares on August 16, 2015.
(10)	Restricted share awards vest as to 25,952 shares on August 19, 2013, 30,451 shares on August 11, 2014 and 30,353 shares on August 16, 2015.
(11)	Restricted share awards vest as to 20,000 shares on February 17, 2013, 4,869 shares on August 19, 2013, 9,379 shares on August 11, 2014 and 22,259 shares on August 16, 2015.
(12)	Restricted share awards vest as to 15,000 shares on February 17, 2013, 2,544 shares on August 19, 2013, 4,873 shares on August 11, 2014 and 17,301 shares on August 16, 2015.
(13)	Amount shown represents the number of unvested performance share units granted on April 11, 2011. Performance share unit award vests on October 14, 2014 and will be settled in a number of shares ranging between 0% and 150% of the number of vested performance units depending on the extent to which performance conditions have been satisfied. Disclosure is based on an assumed share settlement equal to 100% of the number of units.
(14)	Amount shown represents the number of unvested performance share units granted on September 6, 2012. Performance share unit award vests on March 31, 2016, and vested performance share units will be settled in shares depending on the extent to which performance conditions have been satisfied.

Option Exercises and Stock Vested During Fiscal Year 2012.5

The following table summarizes information regarding stock options exercised by the named executive officers during the six-month period ended December 31, 2012, and restricted stock awards to the named executive officers that vested during that same period. No performance share unit awards vested during the six-month period ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
P. A. Woertz	0	0	69,882	1,907,079
J. R. Luciano	0	0	0	0
R. G. Young	0	0	0	0
D. J. Smith	0	0	13,884	378,894
M. J. Jansen	5,800	93,206	1,625	44,346

(1)	Represents the difference between the market value of the shares acquired upon exercise (calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the exercise date) and the aggregate exercise price of the shares acquired.
(2)	Represents the market value of the shares that vested, calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the six-month period ended December 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Period ($)
P. A. Woertz	ADM Retirement Plan	7	152,087		0
	ADM Supplemental Retirement Plan	7	1,853,415		0

J. R. Luciano	ADM Retirement Plan	2	12,686		0
	ADM Supplemental Retirement Plan	2	29,327		0

R. G. Young	ADM Retirement Plan	2	15,653		0
	ADM Supplemental Retirement Plan	2	27,651		0

D. J. Smith(3)	ADM Retirement Plan	31	1,077,605	(3)	0
	ADM Supplemental Retirement Plan	31	3,552,195	(3)	0

M. J. Jansen	ADM Retirement Plan	21	473,397		0
	ADM Supplemental Retirement Plan	21	612,832		0

(1)	The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2012.
(2)	The assumptions used to value pension liabilities as of December 31, 2012 were interest of 3.90% for the ADM Retirement Plan and 3.60% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2020 using Scale AA. The amounts reported for Ms. Woertz, Mr. Luciano and Mr. Young are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2012. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 2.90% interest rate and then discounting back to December 31, 2012 using the assumptions specified above. The total account balance for Ms. Woertz at December 31, 2012 under the Retirement and Supplemental Plans was $1,619,959, the total account balance for Mr. Luciano at December 31, 2012 under the Retirement and Supplemental Plans was $39,758 and the total account balance for Mr. Young at December 31, 2012 under the Retirement and Supplemental Plans was $41,308, which are the amounts that would have been distributable if such individuals had terminated employment on that date.
(3)	Mr. Smith retired from the company effective December 31, 2012. He is eligible to commence his benefit under the Retirement Plan at any time. He will begin receiving his benefit under the Supplemental Plan on July 1, 2013 payable in an annuity form. The present value of his early retirement benefit under these two plans as of December 31, 2012 is $4,959,501.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash-balance formula. The cash-balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit but less than five years of service prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash-balance formula does not apply continue to be determined under the traditional final average pay formula. Ms. Woertz, Mr. Luciano and Mr. Young participate in the cash-balance formula, while the other named executive officers participate in the final average pay formula.

A participant whose accrued benefit is determined under the cash-balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the following schedule.

Age + Service	Pay
Less than 40	2.00%
at least 40 but less than 50	2.25%
at least 50 but less than 60	2.50%
at least 60 but less than 70	3.00%
at least 70 but less than 80	3.50%
80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash-balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash-balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash-balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over five consecutive of the last 15 years of employment. The final average pay formula provides a benefit of 36% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 1/2% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. Mr. Smith was eligible for early retirement at the time he retired. A participant under the final average pay formula becomes vested in a benefit under the Retirement Plan after five years of service.

Earnings for purposes of the cash-balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Cash-balance participants may also elect a lump-sum payment option. In addition, for a limited election period during Fiscal Year 2012.5, a lump-sum payment option was available to eligible final average pay participants who (1) terminated employment prior to August 1, 2012, (2) had not started receiving monthly payments of their pension benefits, and (3) elected in October or November 2012 to receive their Retirement Plan benefit in the form of a lump sum.

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash-balance formula participant and five years of service for a final average pay formula participant, for vesting. A separate payment form election will be allowed with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code. Except as noted below for Ms. Woertz, it generally has not been our practice to grant additional service credit under the Supplemental Plan beyond what is earned under the Retirement Plan.

Ms. Woertz entered the Supplemental Plan when she satisfied the one year of service requirement for entry into the Retirement Plan on May 1, 2007. Ms. Woertz’s Terms of Employment provide that, once a participant, her Supplemental Plan benefit will be fully-vested, will be calculated after including bonuses in the compensation base, and will be payable in a lump sum six months following her separation from service. The severance provisions of such Terms of Employment also provide for the additional benefit that would derive from two years of pension coverage (or three years of pension coverage in the event of a termination within two years following a change-in-control).

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the six-month period ended December 31, 2012.

Name	Executive Contributions in FY 2012.5 ($)	Aggregate Earnings in FY 2012.5 ($)(1)	Aggregate Balance at 12/31/12 ($)(2)
P. A. Woertz	0	20,636	238,701
J. R. Luciano	0	0	0
R. G. Young	0	0	0
D. J. Smith	0	0	0
M. J. Jansen	0	25,327	458,930

(1)	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the six-month period ended December 31, 2012 because none of the earnings is considered to be “above market.”
(2)	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Name	Amount Reported as Compensation in Previous Years ($)
P. A. Woertz	190,563
M. J. Jansen	0

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can establish up to five “scheduled distribution accounts” that are payable upon dates specified by the participant, generally in a lump sum, but with one such account eligible for installment payout over a period of two to five years. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. A participant also can establish a “retirement account” to be paid six months following separation from service. Payment following separation from service is in a lump sum, except that a participant can elect upon initial deferral into the account to have installments paid over a period of two to twenty years if separation from service occurs after retirement eligibility or due to disability. Small account balances of $10,000 or less are paid in a lump sum only. Deferred Comp Plan II provides for “make-whole” company matching credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company matching contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company matching credits were made on behalf of the named executive officers for Fiscal Year 2012.5.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I and II balances are fully-vested. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options consist of shares in the publicly-traded, open-end mutual funds listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the mutual funds selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change-in-control or potential change-in-control, as defined in the plans.

In Fiscal Year 2012.5, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2012.5 Cumulative Return (7/1/12 to 12/31/12)
Galliard Stable Value Fund	1.11%
BlackRock International — Instl Class	10.72%
Dodge & Cox Stock	11.11%
Ironbridge Small Cap	4.94%
PIMCO Total Return — Institutional Class	4.36%
T. Rowe Price Mid-Cap Growth	5.69%
Vanguard Institutional Index — Instl Plus Shares	5.95%
Vauguard LifeStrategy Conservative Growth	4.47%
Vanguard LifeStrategy Growth	7.24%
Vanguard LifeStrategy Income	3.00%
Vanguard LifeStrategy Moderate Growth	5.82%
Vanguard Morgan Growth — Admiral Shares	4.64%
Vanguard Wellington — Admiral Shares	5.75%
Vanguard Target Retirement Income	3.80%
Vanguard Target Retirement 2010	4.79%
Vanguard Target Retirement 2015	5.52%
Vanguard Target Retirement 2020	6.11%
Vanguard Target Retirement 2025	6.58%
Vanguard Target Retirement 2030	7.15%
Vanguard Target Retirement 2035	7.65%
Vanguard Target Retirement 2040	7.90%
Vanguard Target Retirement 2045	7.84%
Vanguard Target Retirement 2050	7.89%
Vanguard Target Retirement 2055	7.90%

Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change-in-control of our company. See the tabular disclosure and narrative description under the Pension Benefits and Nonqualified Deferred Compensation sections above for detail regarding payments that would result from a termination of employment or change-in-control of our company under our pension and nonqualified deferred compensation plans. The individual agreements we have with Ms. Woertz and Mr. Smith related to termination of employment or change-in-control of our company are discussed below.

Under the terms of our time-vested restricted stock award agreements governing awards held by our named executive officers, vesting accelerates upon the death of the award recipient or a change-in-control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

Under the terms of the stock option agreements governing awards held by our named executive officers, vesting and exercisability accelerate upon the death of the recipient or change-in-control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement or cause, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

Under the terms of a performance share unit award agreement governing an award made in 2011 to Mr. Luciano, vesting accelerates upon the death of the award recipient or a change-in-control of our company and continues in accordance with the original vesting schedule (with the number of shares to be issued in settlement subject to the satisfaction of the specified performance condition) if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested units are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to receive an award of units or an issuance of shares in settlement of units immediately terminates, unvested units will be forfeited, and if shares have been issued or the cash value thereof paid after vesting, then any shares that have been issued must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

Under the terms of a performance share unit award agreement governing an award made in 2012 to Mr. Jansen, unvested units are forfeited in the event employment ends or a change-in-control of our company occurs. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to receive an award of units or an issuance of shares in settlement of units immediately terminates, unvested units will be forfeited, and if shares have been issued or the cash value thereof paid after vesting, then any shares that have been issued must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

The amount of compensation payable to each named executive officer in various termination and change-in-control scenarios is listed in the tables below. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change-in-control occurred on December 31, 2012.

P. A. Woertz

The following table lists the potential payments and benefits upon termination of employment or change-in-control of our company for Ms. Woertz, our Chairman, President and Chief Executive Officer. We entered into Terms of Employment with Ms. Woertz when she joined our company. The payments and benefits provided in the Terms of Employment are described in detail below the table.

Benefits and Payments upon Termination	Involuntary Termination without Cause or Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason or Involuntary Termination with Cause ($)	Change in Control ($)		Involuntary Termination without Cause or Voluntary Termination for Good Reason Related to a Change in Control ($)		Disability ($)		Death ($)
Salary	2,600,000	(1)	0	0		3,900,000	(7)	0		0
Bonus	3,900,000	(2)	0	0		5,850,000	(8)	0		0
Health benefits	18,285	(3)	0	0		28,446	(9)	0		0
Vesting of nonvested stock options	641,627	(4)	0	1,165,429	(6)	1,165,429	(10)		(13)	1,165,429	(6)
Vesting of nonvested restricted stock awards	7,775,802	(4)	0	11,960,254	(6)	11,960,254	(10)		(13)	11,960,254	(6)
Severance	184,954	(5)	0	0		287,253	(11)	0		0
Gross-up for excise tax	0		0	0		0	(12)	0		0

(1)	Represents two years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.
(2)	Represents two years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.
(3)	Represents the discounted present value of two years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 3.60%.
(4)	Represents the value of two years of accelerated vesting of stock options and restricted stock pursuant to Ms. Woertz’s Terms of Employment. The amount shown with respect to stock options was calculated by multiplying the number of shares as to which accelerated vesting occurs with respect to each option that was “in the money” as of December 31, 2012 by the difference between $27.39, the closing sale price of a share of our common stock on the New York Stock Exchange (“NYSE”) on December 31, 2012, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by $27.39, the closing sale price of a share of our common stock on the NYSE on December 31, 2012.
(5)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents two years of pay credits under the cash balance formula for both the Retirement and Supplemental Plans, with pay credits determined considering both base pay and target bonus. The Supplemental Plan calculates a benefit payable six months following separation from service and, accordingly, this balance is discounted to a present value using a discount rate of 3.60%.
(6)	Pursuant to the terms of the stock option and restricted stock award agreements under the 2002 Incentive Compensation Plan and the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change-in-control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of December 31, 2012 and was determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $27.39, the closing sale price of a share of our common stock on the NYSE on December 31, 2012, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by $27.39, the closing sale price of a share of our common stock on on the NYSE on December 31, 2012.
(7)	Represents three years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.
(8)	Represents three years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.
(9)	Represents discounted present value of three years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 3.60%.
(10)	See note (6) to this table for effect of a change-in-control on equity awards pursuant to the terms of the award agreements. In addition, Ms. Woertz’s Terms of Employment provide that vesting and exercisability of all equity awards are accelerated in full upon an involuntary termination of employment without cause or a voluntary termination of employment for good reason which, in either case, occurs prior to and in connection with a change-in-control or within two years after a change-in-control.
(11)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents three years’ of pay credits under the cash balance formula calculated in the same manner as described in note (5) to this table.

(12)	No payment would be treated as an excess parachute if termination had occurred on December 31, 2012.
(13)	Pursuant to the terms of the stock option and restricted stock award agreements under the 2002 Incentive Compensation Plan and the 2009 Incentive Compensation Plan, vesting of these equity awards continues after termination of employment.

Upon an involuntary termination of Ms. Woertz’s employment by the board without cause or the voluntary termination by Ms. Woertz of her employment for good reason in circumstances that are unrelated to a change-in-control of our company, Ms. Woertz shall receive payments equal to two years’ base salary plus target annual bonus paid in equal installments on the regular payroll schedule, two years of continuation coverage under the company’s benefit plans, two years of accelerated vesting of equity awards, and two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits.

Ms. Woertz’s Terms of Employment generally provide that a termination is for “cause” if it is as a result of her indictment for or conviction of a felony or any crime involving dishonesty, fraud, theft or financial impropriety, or a determination by the board that she has (i) willfully and continuously failed to substantially perform her duties, (ii) engaged in a material act of dishonesty or gross misconduct in employment that is injurious to the company, or (iii) willfully violated a material requirement of the company’s code of conduct or her fiduciary duty to the company. The Terms of Employment also generally provide that a termination by Ms. Woertz is for “good reason” if it results from (i) an adverse change in her status or positions as President and CEO of the company, or removal from such positions, (ii) any reduction in her base salary or target bonus, (iii) requiring her to relocate to a place of employment more than 50 miles from the company’s headquarters, (iv) the failure to re-elect her as a director or her removal as a director, or (v) the company’s failure to obtain agreement from any successor to the company’s business to assume and perform the Terms of Agreement.

Upon an involuntary termination of Ms. Woertz’s employment by the board of directors without cause or the voluntary termination by Ms. Woertz of her employment for good reason that occurs prior to and in connection with, or within two years following, a change-in-control of our company, Ms. Woertz shall receive a lump-sum payment equal to three years’ base salary plus target annual bonus, accelerated vesting of all outstanding equity awards, three years of continuation coverage under our benefit plans, three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits, gross-up for any excise tax payable under Internal Revenue Code Section 280G, and other terms and provisions to be developed with the board. A “change-in-control” would generally include for these purposes (i) a person or group acquiring 30% or more of our voting securities, (ii) approval by our stockholders of the dissolution or liquidation of the company or the sale of all or substantially all of its assets, (iii) the consummation of certain mergers or other business combinations, (iv) a majority of our directors are replaced under certain circumstances, or (v) the board determines that a person or group has acquired effective control of the company’s business and affairs.

As a condition to receiving severance payments and benefits, Ms. Woertz agreed in the Terms of Employment to release us from all claims and to abide by reasonable post-employment restrictive covenants, such as non-competition with principal competitors, non-solicitation of employees, customers and suppliers, and non-disparagement of our company and board of directors, for two years following termination of employment.

J. R. Luciano, R. G. Young, and M. J. Jansen

The following table lists the potential payments and benefits upon termination of employment or change-in-control of our company for our named executive officers (other than P. A. Woertz) whose service as an executive officer did not end during Fiscal Year 2012.5. These payments and benefits are provided under the terms of agreements involving equity compensation awards.

Name	Benefits and Payments upon Termination	Voluntary Termination ($)	Involuntary Termination without Cause ($)	Termination for Cause ($)	Change in Control ($)		Disability ($)	Death ($)		Retirement ($)
J. R. Luciano	Vesting of nonvested stock options	0	0	0	436,266	(1)	(4)	436,266	(1)	(6)
	Vesting of nonvested restricted stock awards	0	0	0	7,508,969	(1)	(4)	7,508,969	(1)	(6)
	Vesting of nonvested performance share unit awards	0	0	0	3,409,179	(2)	(5)	3,409,179	(2)	(6)

R. G. Young	Vesting of nonvested stock options	0	0	0	219,538	(1)	(4)	219,538	(1)	(6)
	Vesting of nonvested restricted stock awards	0	0	0	2,569,785	(1)	(4)	2,569,785	(1)	(6)

M. J. Jansen	Vesting of nonvested stock options	0	0	0	110,022	(1)	(4)	110,022	(1)	(6)
	Vesting of nonvested restricted stock awards	0	0	0	1,547,727	(1)	(4)	1,547,727	(1)	(6)
	Vesting of nonvested performance share unit awards	0	0	0	0	(3)	(3)	0	(3)	(6)

(1)	Pursuant to the terms of the stock option and restricted stock award agreements under the 1999 Incentive Compensation Plan, 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change-in-control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of December 31, 2012 and was determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $27.39, the closing sale price of a share of our common stock on the NYSE on December 31, 2012, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by $27.39, the closing sale price of a share of our common stock on the NYSE on December 31, 2012.
(2)	Pursuant to the terms of a 2011 performance share unit award agreement under the 2009 Incentive Compensation Plan, vesting of the performance share units is accelerated in full upon a change-in-control or death. The number of shares issued in settlement of such vested units is determined by multiplying the number of vested units by the average company performance factor for the performance periods completed prior to the vesting date. The amount shown was calculated by multiplying the total number of shares (124,468) by $27.39, the closing sale price of a share of our common stock on the NYSE on December 31, 2012.
(3)	Pursuant to the terms of a 2012 performance share unit award agreement under the 2009 Incentive Compensation Plan, the performance share units are forfeited upon a termination for any reason or change-in-control prior to the vesting date.
(4)	Pursuant to the terms of the stock option and restricted stock award agreements under the 1999 Incentive Compensation Plan, 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement or termination of employment due to disability.
(5)	Pursuant to the terms of this 2011 performance unit award agreement, vesting of this award generally continues on the same schedule after retirement or termination of employment due to disability, and the number of shares issuable in settlement of the vested units will be a function of the company’s performance for the relevant performance periods.
(6)	Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

D.J. Smith

In connection with Mr. Smith’s decision to retire, the company and Mr. Smith entered into a separation agreement on May 3, 2012 that governs the terms of his ceasing to be an active employee and an officer of the company. Pursuant to the separation agreement, Mr. Smith’s retirement was effective December 31, 2012, and in connection therewith: (i) Mr. Smith received $1,802,800 in cash, one half of which was paid shortly after the separation agreement was signed and the other half was paid shortly after December 31, 2012; (ii) Mr. Smith received shortly after December 31, 2012 a cash payment equal to the value of his accrued but unused vacation;

(iii) the company transferred to Mr. Smith on or about December 31, 2012, the company-owned car used by him and certain communications equipment used by him; and (iv) Mr. Smith’s healthcare coverage was extended until December 31, 2013 on the same terms as would have been available to him had he remained employed by the company through such date. The separation agreement also provides that except for payments and benefits under specified benefit plans and previously granted equity award agreements, Mr. Smith will not be entitled to payments or benefits beyond those specified in the separation agreement. Under the separation agreement, Mr. Smith is subject to non-compete and non-solicitation obligations for one year after his employment ends, and agrees to release of any claims he may have against the company.

The following table lists the payments and benefits provided and to be provided to Mr. Smith in connection with his retirement from the company. These payments and benefits are provided under the terms of the separation agreement described above.

Payment or Benefit	D.J. Smith
Separation payments(1)	1,802,800
Payment for accrued vacation(2)	86,673
Health benefits(1)(3)	7,286
Company auto and communications equipment(1)(4)	67,746

(1)	Amount is included in the amount of “All Other Compensation” disclosed for Mr. Smith for Fiscal Year 2012 in the Summary Compensation Table herein.
(2)	Amount is included in the amount of “All Other Compensation” disclosed for Mr. Smith for Fiscal Year 2012.5 in the Summary Compensation Table herein.
(3)	Amount represents the discounted present value of one year of post-retirement extended health coverage.
(4)	Amount represents the estimated fair market value of Mr. Smith’s company car and certain communications equipment which was transferred to him upon his retirement.

Director Compensation for Fiscal Year 2012.5

Our standard compensation for non-employee directors consists of an annual retainer of $250,000, one-half of which must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The other half of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer, our Lead Director receives a stipend in the amount of $25,000, the chairman of the Audit Committee receives a stipend in the amount of $15,000, the chairman of the Compensation/Succession Committee receives a stipend in the amount of $12,500, the chairman of the Nominating/Corporate Governance Committee receives a stipend in the amount of $10,000 and each member of the Transaction Committee receives a fee of $1,000 per meeting of such committee attended. All such stipends are paid in cash. Except with respect to the Transaction Committee, we do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time-to-time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during the six-month period ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
A. Boeckmann	0	125,000	0	125,000
G. W. Buckley	0	125,000	0	125,000
M. H. Carter	12,500	125,000	0	137,500
T. K. Crews	62,500	62,500	0	125,000
P. Dufour	62,500	62,500	0	125,000
D. E. Felsinger	0	125,000	0	125,000
A. Maciel	67,500	62,500	0	130,000
P. J. Moore	62,500	62,500	0	125,000
T. F. O’Neill	70,000	62,500	0	132,500
D. Shih(3)	20,720	—	0	20,720
K. R. Westbrook	68,750	62,500	0	131,250

(1)	As described above, one-half of the annual retainer of $250,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, the directors may elect to receive the other half of the annual retainer in the form of cash, stock units or a combination of both. For Fiscal Year 2012.5, Mr. Boeckmann, Dr. Buckley, Ms. Carter and Mr. Felsinger each elected to receive his or her entire annual retainer in the form of stock units.
(2)	The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a nonemployee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. The fair value of services provided by each of the directors has been determined to be $62,500 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of December 31, 2012 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/12
A. Boeckmann	5,766
G. W. Buckley	30,895
M. H. Carter	115,770
T. Crews	6,301
P. Dufour	10,496
D. E. Felsinger	27,834
A. Maciel	26,509
P. J. Moore	48,701
T. F. O’Neill	32,451
D. Shih	0
K. R. Westbrook	51,913

(3)	Mr. Shih was elected at our annual meeting of stockholders held in November 2012.

Director Stock Ownership Guidelines

Our company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than three times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on our board of directors, as well as stock price fluctuations that may impact the achievement of the three times cash retainer ownership guidelines.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity Compensation Plans Approved by Security Holders	18,027,301	(1)	$27.95	(2)	20,761,798	(3)
Equity Compensation Plans Not Approved by Security Holders	0		0		0
Total	18,027,301	(1)	$27.95	(2)	20,761,798	(3)

(1)	Consists of 16,797 shares to be issued upon exercise of outstanding options pursuant to the company’s 1996 Stock Option Plan; 49,651 shares to be issued upon exercise of outstanding options pursuant to the company’s 1999 Incentive Compensation Plan; 4,093 shares to be issued upon vest of outstanding restricted stock units and 9,206,650 shares to be issued upon exercise of outstanding options pursuant to the company’s 2002 Incentive Compensation Plan; 1,539,339 shares to be issued pursuant to outstanding restricted stock units, 360,849 shares to be issued upon vest of outstanding performance share units and 6,580,188 shares to be issued upon exercise of outstanding options pursuant to the company’s 2009 Incentive Compensation Plan; and 269,734 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Options Scheme, all as of December 31, 2012. The ADM International Limited Savings-Related Share Option Scheme is a program whereby employees in the United Kingdom can save through payroll deductions and have the option to purchase shares at a predetermined, discounted price at a point in time in the future.
(2)	Weighted-average exercise price for outstanding stock options.
(3)	Consists of 20,761,798 shares available for issuance pursuant to our 2009 Incentive Compensation Plan as of December 31, 2012. Benefits which may be granted under the 2009 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards.

Our company does not have any equity compensation plans that have not been approved by our stockholders.

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) the Company’s major risk exposures, (vii) legal compliance and ethics programs as established by management and the Board, (viii) related-party transactions, and (ix) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of five independent directors, all of whom are financially literate and one of whom (T.F. O’Neill) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T, including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held five meetings during the transition period of July 1, 2012 to December 31, 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the transition period of July 1, 2012 to December 31, 2012 for filing with the SEC. The Audit Committee has appointed, subject to ratification by the stockholders of the Company, Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2013.

T. K. Crews, Chairman
P. Dufour
T. F. O’Neill
A. Maciel
P. J. Moore

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

Certain Relationships and Related Transactions

During the six-month transition period ended December 31, 2012 none of our directors or executive officers was a participant in or had a relationship regarded as a related person transaction, as considered under applicable regulations of the SEC.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the six-month transition period ended December 31, 2012 (FY2012.5) and the fiscal years ended June 30, 2012 and 2011:

	Amount($)
Description of Fees	FY2012.5	FY2012	FY2011
Audit Fees(1)	$12,964,000	$14,525,000	$14,006,000
Audit-Related Fees(2)	299,000	344,000	210,000
Tax Fees(3)	710,000	748,000	677,000
All Other Fees	—	—	—
Total	$13,973,000	$15,617,000	$14,893,000

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.
(2)	Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of our company.
(3)	Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during FY2012.5 and during the last two full fiscal years were pre-approved by the Audit Committee.

Proposal No. 3 — Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation/Succession Committee, which is comprised entirely of independent directors, and our board of directors believe that the executive compensation policies, procedures and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the 2013 Annual Meeting of Stockholders:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on our board of directors, the board and the Compensation/Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The board of directors will include an advisory vote on executive compensation at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. The next advisory vote on executive compensation will be held at the annual meeting of stockholders following the fiscal year ending December 31, 2013.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, no later than November 22, 2013 in order to be included in such proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between February 1, 2014 and March 30, 2014 (or, if the next annual meeting is called for a date that is not within the period from April 2, 2014 to June 1, 2014, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Shareholder Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Shareholder Relations at 217/424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors ARCHER-DANIELS-MIDLAND COMPANY

M. I. Smith, Secretary

March 22, 2013

ANNEX A

Definition and Reconciliation of Non-GAAP Measures

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital”. Adjusted ROIC Earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified items. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital, or WACC.

We use Adjusted EBITDA to mean EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) adjusted for specified items. Management uses Adjusted EBITDA to measure profitability of the Company after adjusting for certain specified items.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted ROIC earnings to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amounts reported under GAAP; of Adjusted EBITDA to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; and the calculation of Adjusted ROIC each for the period ended December 31, 2012.

Adjusted ROIC Calculation (twelve months ended December 31, 2012)
Adjusted ROIC Earnings*	1,796	=	6.20%
Adjusted Invested Capital*	28,948

*(in millions)

A-1

Adjusted ROIC Earnings(3)
(In Millions)	Quarter Ended				Four Quarters Ended Dec 31, 2012
	Mar 31, 2012	Jun 30, 2012	Sep 30, 2012	Dec 31, 2012

Net earnings attributable to ADM	$399	$284	$182	$510	$1,375
Adjustments
Interest expense	116	116	106	107	445
LIFO	107	(50)	53	(113)	(3)
Other specified items	85	—	146	(33)	198

Total adjustments	308	66	305	(39)	640
Tax on adjustments	(117)	(25)	(71)	(6)	(219)

Net adjustments	191	41	234	(45)	421

Total Adjusted ROIC Earnings	$590	$325	$416	$465	$1,796

Adjusted Invested Capital(3)					Trailing Four Quarter Average
	Quarter Ended
	Mar 31, 2012	Jun 30, 2012	Sep 30, 2012	Dec 31, 2012

Shareholders’ Equity(1)	$18,353	$17,969	$18,237	$18,920	$18,370
+ Interest-bearing liabilities(2)	10,330	10,323	10,496	9,542	10,173
+ LIFO adjustment (net of tax)	394	362	395	325	369
+ Other specified items	52	—	135	(41)	37

Total Adjusted Invested Capital	$29,129	$28,654	$29,263	$28,746	$28,948

(1) Excludes noncontrolling interests

(2) Includes short-term debt, current maturities of long-term debt, capital lease obligations and long-term debt

(3) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(1)	Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted ROIC Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, the after tax effect of the LIFO reserve, and the after tax effect of other specified items.
(2)	Other specified items are comprised of asset impairment, exit and restructuring costs of $85 million ($52 million, after-tax) for the quarter ended March 31, 2012; An asset impairment charge of $146 million ($107 million, after-tax) and Brazil income tax remeasurement expense of $6 million after-tax for the quarter ended September 30, 2012; and a gain related to the Company’s interest in GrainCorp of $62 million ($49 million, after-tax), a gain related to the sale of certain of the Company’s exchange membership interests of $39 million ($24 million, after-tax), Brazil income tax remeasurement expense of $8 million after-tax and charges related to pension settlements of $68 million ($44 million, after-tax) for the quarter ended December 31, 2012. In the quarter ended December 31, 2012, the tax effect of the $146 million asset impairment charge was decreased by $2 million.

Adjusted EBITDA(1) (In Millions)	Six Months Ended Dec 31, 2012

Net earnings attributable to ADM	$692
Net earnings attributable to noncontrolling interests	2
Income taxes	303

Earnings before income taxes	997

Interest Expense	213
Depreciation and amortization	407

EBITDA	$1,617

Adjustments:

LIFO Credit	(60)
Gain related to GrainCorp investment	(62)
Gain related to sale of membership interests	(39)
Loss on Sale of Gruma	146
Pension settlement charges	68
Debt modification costs	5

Adjusted EBITDA	$1,675

(1) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(1)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above.

A-2

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m. Eastern Time, on May 1, 2013.
Vote by Internet
• Log on to the Internet and go to
http://proxy.georgeson.com/
• Follow the steps outlined on the secured website.
Vote by telephone

 • Call toll free 1-877-456-7915 within the USA,

    US territories & Canada any time on a touch tone

    telephone. There is NO CHARGE to you for the call.

 • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Archer-Daniels-Midland Company’s Board of Directors recommends you vote “FOR” Proposals 1, 2, and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.L. Boeckmann	☐	☐	☐	02 - G.W. Buckley	☐	☐	☐	03 - M.H. Carter	☐	☐	☐

	04 - T.K. Crews	☐	☐	☐	05 - P. Dufour	☐	☐	☐	06 - D.E. Felsinger	☐	☐	☐

	07 - A. Maciel	☐	☐	☐	08 - P.J. Moore	☐	☐	☐	09 - T.F. O’Neill	☐	☐	☐

	10 - D. Shih	☐	☐	☐	11 - K.R. Westbrook	☐	☐	☐	12 - P.A. Woertz	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2013.	☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐

4.	In their discretion, upon any other business that may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
IMPORTANT: Please sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

Archer-Daniels-Midland Company Stockholders

May 2, 2013

8:30 a.m. Central Time

James R. Randall Research Center

1001 Brush College Road

Decatur, Illinois

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 2, 2013

The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints P.J. Moore, M.H. Carter and P.A. Woertz as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on March 11, 2013, at the Annual Meeting of Stockholders to be held on May 2, 2013 and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.

(Important — To be signed and dated on reverse side)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

+
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE REVERSE SIDE OF THIS CARD.